Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BEACON PARENT HOLDINGS, L.P.,

BEACON MERGER SUB, INC.

and

BLUEBIRD BIO, INC.

Dated as of February 21, 2025

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annexes

A – Conditions to the Offer

B – Certificate of Incorporation of the Surviving Corporation

C – Bylaws of the Surviving Corporation

D – CVR Agreement

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 21, 2025, by and among Beacon Parent Holdings, L.P., a Delaware limited partnership (“Parent”), Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and bluebird bio, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent has agreed to cause Merger Sub to, and Merger Sub has agreed to, commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”) for (i) $3.00 per Company Share, subject to any applicable withholding, in cash, without interest thereon (the “Closing Amount”), plus (ii) one (1) contingent value right per Company Share (each, a “CVR”) representing the right to receive one (1) contingent payment, in cash, subject to any applicable withholding, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the Closing Amount plus one (1) CVR, collectively, or any greater amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, as soon as practicable following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is outstanding immediately prior to the Effective Time and not validly tendered and irrevocably accepted for purchase pursuant to the Offer (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive the Offer Price, and the Company will survive the Merger as a wholly owned Subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend for the Merger to be governed by, and effected under, Section 251(h) of the DGCL pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (iii) resolved that this Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company Stockholders, and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer;

WHEREAS, (i) the general partner of Parent and the Board of Directors of Merger Sub have (A) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (B) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (ii) the Board of Directors of Merger Sub has recommended that the sole stockholder of Merger Sub adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, an affiliate of Carlyle Investment Management L.L.C. (such affiliate, the “Carlyle Guarantor”), has duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the “Carlyle Guaranty”), pursuant to which, subject to the terms, conditions and limitations set forth therein, the Carlyle Guarantor is guaranteeing certain of the obligations of Parent and Merger Sub hereunder;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, affiliates of SK Capital Partners, LP (such affiliates, the “SKCP Guarantors” and, together with the Carlyle Guarantor, the “Guarantors”), have duly executed and delivered to the Company a guaranty, dated as of the date of this Agreement, in favor of the Company (the “SKCP Guaranty” and, together with the Carlyle Guaranty, the “Guaranties”), pursuant to which, subject to the terms, conditions and limitations set forth therein, the SKCP Guarantors are guaranteeing certain of the obligations of Parent and Merger Sub hereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement and, in the case of a confidentiality agreement entered into after the date hereof, does not contain any provisions prohibiting or otherwise restricting the Company from making any of the disclosures required to be made to Parent by Section 6.2 or Section 6.3.

“Acceptance Time” shall mean the date and time of the irrevocable acceptance for payment by Merger Sub of Company Shares validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer.

“Acquisition Proposal” shall mean any inquiry, request for information, offer or proposal (other than an inquiry, request for information, offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction or that would reasonably be expected to lead to an inquiry, request for information, offer or proposal for an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any share issuance, merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold more than twenty percent (20%) of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold securities representing less than eighty percent (80%) of the voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity after giving effect to the consummation of such transaction; (c) any sale, lease, exclusive license or other disposition (whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction) of any Company Product or assets representing more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis based on the fair market value thereof or to which 20% or more of the Company’s aggregate revenues or earnings are attributable; or (d) any liquidation or dissolution of the Company; provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that (u) except for purposes of the definition of Parent Related Party and Sections 6.1(y)(xxiii), 9.2 and 10.3, in no event shall Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries be considered an Affiliate of Carlyle Investment Management L.L.C. (“CIM”), or any limited partner or manager thereof, any investment fund advised, controlled, managed or affiliated with CIM or any portfolio company of any investment fund advised, controlled, managed or affiliated with CIM (collectively, together with CIM, “Carlyle”) or any Affiliate of Carlyle, nor shall Carlyle or any of its Affiliates be considered to be an Affiliate of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries; (v) except for purposes of the definition of Parent Related Party and Sections 6.1(y)(xxiii), 9.2 and 10.3, in no event shall Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries be considered an Affiliate of SK Capital Partners, LP (“SKCP”), or any limited partner or manager thereof, any investment fund advised, controlled, managed or affiliated with SKCP or any portfolio company of any investment fund advised, controlled, managed or affiliated with SKCP (collectively, together with SKCP, “SK Capital”) or any Affiliate of SK Capital, nor shall SK Capital or any of its Affiliates be considered to be an Affiliate of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries; (w) in no event shall Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries be considered an Affiliate of PJ Carlin & Co. LLP (“PJC”) or any of its Affiliates, nor shall PJC or any of its Affiliates be considered to be an Affiliate of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries; (x) in no event shall PJC or any of its Affiliates be considered an Affiliate of Carlyle or any of its Affiliates, nor shall Carlyle or any of its Affiliates be considered an Affiliate of PJC or any of its Affiliates; (y) in no event shall PJC or any of its Affiliates be considered an Affiliate of SK Capital or any of its Affiliates, nor shall SK Capital or any of its Affiliates be considered an Affiliate of PJC or any of its Affiliates; and (z) in no event shall SK Capital or any of its Affiliates be considered an Affiliate of Carlyle or any of its Affiliates, nor shall Carlyle or any of its Affiliates be considered an Affiliate of SK Capital or any of its Affiliates.

“Alterna Agreement” shall mean that certain Invoice Purchase and Sale Agreement, dated as of December 14, 2023, by and between the Company and Alterna Capital Solutions, LLC.

“Antitrust Law” shall mean (i) the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any foreign antitrust or competition Laws, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement or (ii) Laws prohibiting, restricting or regulating foreign investments or foreign subsidies.

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company ESPP” shall mean the Company’s 2013 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights (a) owned or purported to be owned by the Company or any of its Subsidiaries, (b) co-owned or purported to be co-owned by the Company or any of its Subsidiaries, or (c) exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be taken into account when determining whether a “Company Material Adverse Effect” has occurred, in each case, to the extent such Effects do not disproportionately adversely affect the Company and its Subsidiaries relative to other similarly situated companies operating in any industry or industries in which the Company or its Subsidiaries operate in the events of clauses (a) through (f) below (in which case, only the incremental disproportionate Effect or Effects may be deemed to be or constitute, or be taken into account in determining whether there has occurred, a “Company Material Adverse Effect”):

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) general conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries operate;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current disputes involving (i) the Russian Federation and Ukraine or (ii) Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) actual changes after the date of this Agreement in Law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement, or the pendency or consummation of the transactions contemplated hereby, including the identity of Parent, Merger Sub or their Affiliates (except that this clause (g) shall not apply with respect to any representation or warranty whose purposes is to address the consequences of the announcement of this Agreement, or the pendency or consummation of the transactions contemplated hereby);

(h) any actions to which Parent has expressly consented in writing, or which Parent has expressly requested in writing; provided, that this clause (h) shall not apply to any action taken or omitted to be taken pursuant to Section 6.1;

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(j) any Legal Proceedings alleging breach of fiduciary duties made or brought by any of the current or former Company Stockholders (directly on their own behalf or derivatively in the right of or otherwise on behalf of the Company) against the Company arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Option” shall mean an option to purchase Company Shares.

“Company Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Company.

“Company Product” shall mean any pharmaceutical product (including any product candidate) that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries or that is owned or co-owned by, licensed to, or otherwise used in the business of, the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment related thereto.

“Company PSU Award” shall mean any award of performance-based restricted stock units with respect to Company Shares that is, at the time of determination, subject to performance-based vesting or forfeiture conditions.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights (a) owned or purported to be owned by the Company or any of its Subsidiaries, (b) co-owned or purported to be co-owned by the Company or any of its Subsidiaries, or (c) exclusively licensed to the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares that is, at the time of determination, subject to vesting or forfeiture conditions and that is not a Company PSU Award.

“Company Stock Awards” shall mean the Company Options, the Company RSU Awards and the Company PSU Awards.

“Company Stock Plans” shall mean the 2023 Incentive Award Plan, the 2013 Stock Option Plan and the 2021 Inducement Plan, in each case, as amended.

“Company Stockholders” shall mean holders of Company Shares prior to the Effective Time in their capacity as such.

“Company Warrants” shall mean any warrant to purchase or otherwise acquire Company Shares that is, at the time of determination, unexercised.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with Parent, the Company or any Subsidiaries or Affiliates thereof.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“CVR Agreement” means a Contingent Value Rights Agreement substantially in the form attached hereto as Annex D, to be entered into between Parent and the Rights Agent, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

“Data Protection Laws” shall mean any Laws applicable to the Company or any of its Subsidiaries relating to the Processing of data (including Personal Information), data privacy, data security and data breach notification and legally binding guidance issued by a Governmental Authority that pertains to the foregoing Laws.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws, (b) the Company’s and any of its Subsidiary’s published and posted policies relating to the Company’s Processing of Personal Information, (c) any industry standards or self-regulatory frameworks binding on the Company or any of its Subsidiaries relating to data privacy and data security, and (d) the data privacy and data security requirements of any Contract pursuant to which the Company or any of its Subsidiaries is a party or is otherwise bound.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” shall mean any current or former Person that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code, including the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Existing LSA” shall mean that certain Loan and Security Agreement, dated as of March 15, 2024, by and among the Company, as borrower, the several banks and other financial institutions or entities from time to time party thereto, as lenders, and Hercules Capital, Inc., as administrative agent and collateral agent, as amended by (1) that certain First Amendment to Loan and Security Agreement dated as of April 30, 2024, (2) that certain Second Amendment to Loan and Security Agreement dated as of July 9, 2024, (3) that certain Third Amendment to Loan and Security Agreement dated as of August 13, 2024, (4) that certain Fourth Amendment to Loan and Security Agreement dated as of August 29, 2024, (5) Existing LSA Amendment No. 5 and (6) Existing LSA Amendment No. 6.

“Existing LSA Amendment No. 5” means that certain Consent and Fifth Amendment to Loan and Security Agreement, by and among the Company, as borrower, the several banks and other financial institutions or entities party thereto, as lenders, and Hercules Capital, Inc., as administrative agent and collateral agent, dated as of the date of this Agreement.

“Existing LSA Amendment No. 6” means that certain Consent and Sixth Amendment to Loan and Security Agreement, by and among the Company, as borrower, the several banks and other financial institutions or entities party thereto, as lenders, and Hercules Capital, Inc., as administrative agent and collateral agent, dated as of the date of this Agreement.

“Fair Labor Standards Act” shall mean the Fair Labor Standards Act of 1938, as amended, and similar state, local and foreign Laws.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection (“CBP”); the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; Regulation (EU) 2021/821; European Union (“EU”) Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar economic and trade sanctions, export or import control Laws imposed, administered, or enforced by the United States government, the United Kingdom, the European Union or any of its member states, or Canada.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq), the Health Information and Technology for Economic and Clinical Health Act (42 U.S.C. §§ 300jj et seq. and 42 U.S.C. §§ 17901 et seq.), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. §

1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or under any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, in each case, as amended and the regulations promulgated thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incidental Contracts” shall mean all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (c) non-disclosure agreements, and (d) non-material services agreements that do not transfer ownership of, or grant any exclusive license under, any material Company Intellectual Property Rights to any third party, in each case, entered into in the ordinary course of business consistent with past practice.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, (e) obligations for the deferred purchase price of property or services, (f) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (g) capital lease obligations, (h) all guarantees of such Person of any Indebtedness of any other Person and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h). For purposes of this Agreement, Indebtedness of the Company or any of its Subsidiaries shall include the Existing LSA and any amounts advanced and outstanding under the Alterna Agreement and shall exclude any intercompany indebtedness between or among the Company and its wholly owned Subsidiaries.

“Intellectual Property Rights” means all rights, title and interest in or to intellectual property and similar proprietary rights throughout the world, whether registered or unregistered, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, social and mobile media identifiers, or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations, applications for registration thereof and goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (c) copyrights, copyrightable works, original works of authorship fixed in any tangible medium of expression to the extent protectable by applicable copyright Laws, and sui generis database rights, including literary works (including all forms and types of computer software, including all source code, object code, application programming interfaces, firmware, architecture, development tools, files, records and data, technical data, databases, data collections, schematics, flow-charts, and all specifications and documentation related to any of the foregoing), pictorial and graphic works that are so protectable, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship, (d) rights associated with trade secrets, know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, manufacturing processes, procedures, operating procedures, protocols, specifications, techniques, technology, discoveries, research, improvements, proprietary rights, formulae, business and technical information, confidential and proprietary information, customer lists, designs, drawings, models, formulations, recipes, manuals, specifications, documentation and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological, genetic and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data (collectively, “Know-How”), (e) other proprietary rights in intellectual property of every kind and nature throughout the world and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Intervening Event” shall mean a material Effect that occurs or arises after the date of this Agreement that (a) was not known to, nor reasonably foreseeable by, the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable to the Company Board as of the date of this Agreement and (b) does not relate to (i) an Acquisition Proposal, (ii) any change, in and of itself, in the market price or trading volume of the Company Shares, (iii) any change in conditions generally (including any regulatory changes) affecting the industries or sectors in which the Company, Parent, or any of their respective Subsidiaries operates, (iv) clearance of the Merger under the Antitrust Laws or any matters relating thereto or arising therefrom, or (v) the fact that the Company or any of its Subsidiaries exceeds any internal or published industry analyst projections or forecasts or estimates of revenue, earnings or other financial or operating metrics for any period; provided, however, that the underlying cause of any Effect in the preceding clauses (ii) or (v) may constitute or be taken into account in determining whether there has been an Intervening Event (unless otherwise excluded under another clause of this definition).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computer systems, servers, websites, networks, hardware, digital storage media, databases, applications, software and other information technology and related assets and equipment of the Company or any of its Subsidiaries.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, and (b) with respect to Parent or Merger Sub, the actual knowledge of the executive officers of Parent, in each case, after reasonable inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions or suits, or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Milestone” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Achievement Notice” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning ascribed to such term in the CVR Agreement.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent).

“Parent Related Party” means Parent, Merger Sub, the Guarantors, each of their respective Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent, Merger Sub, the Guarantors or any of their respective Affiliates, and any Representative of any of the foregoing.

“Parent Termination Fee” means with respect to the fee payable pursuant to Section 9.3(d) with respect to a termination of this Agreement pursuant to Section 9.1(b)(i)(A) that occurs (i) after the First Extended Termination Date but prior to or on the Second Extended Termination Date, (a) $1.0 million plus (b) the Parent Termination Fee Increase Amount (if any), or (ii) after the Second Extended Termination Date, (a) $2.0 million plus (b) the Parent Termination Fee Increase Amount (if any).

“Parent Termination Fee Increase Amount” means any amount elected by Parent, in its sole discretion, in a written notice delivered by Parent to the Company (with copy to Hercules) at any time, or from time to time. Any such notice shall specify the aggregate Parent Termination Fee Increase Amount as in effect immediately prior to and upon such election. For the avoidance of doubt, subsequent notices may increase but not decrease such amount. As of the date of this Agreement, the Parent Termination Fee Increase Amount is $0.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, clearances, approvals, classifications, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been reflected in the financial statements of the Company in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 or the Company’s subsequent Quarterly Reports on Form 10-Q; (e) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or any of its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 6.1), including the Existing LSA; (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) with respect to leased, subleased, licensed or sublicensed personal property or Intellectual Property Rights, the terms and conditions of the lease or license applicable thereto; and (h) Liens described in Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall have the same meaning as “personal data,” “personal information,” or “protected health information,” under applicable Data Protection Laws.

“Process” or “Processing” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of any issuance, application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority or authorized private registrar in any jurisdiction, including registered Trademarks, registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, which as of the date hereof includes Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk and Luhansk People’s Republic regions of Ukraine.

“Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists, (ii) any Person fifty percent (50%) or more owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a Person ordinarily resident in or an entity that is located in or organized under the laws of a Restricted Country.

“Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; the HM Treasury Consolidated List of Financial Sanctions Targets in the UK; and similar lists of restricted parties maintained by the United States government, the United Kingdom, the European Union or any of its member states, or Canada.

“Rights Agent” means a rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal that did not result from a non-de minimis breach of Section 6.2 or Section 6.3 for an Acquisition Transaction on terms that the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor(s), taking into account all legal, financial, regulatory and other aspects of the proposal, is reasonably likely to be consummated in accordance with its terms and is more favorable to the Company Stockholders, from a financial point of view, than the terms of the Offer and Merger (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” or an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” shall each be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority.

“Tax Return” shall mean any report, declaration, return, claim for refund, information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Transaction Documents” means, collectively, this Agreement, the Guaranties, the Commitment Letters and any certificates, instruments or other documents delivered pursuant to such agreements.

“UCC” shall mean, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute a material breach of this Agreement.

1.2 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) The term “or” is not exclusive.

(g) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) References to “$” and “dollars” are to the currency of the United States of America.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(m) Where used with respect to information, the phrases “provided,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives including, in the case of “made available” to Parent or Merger Sub or its Representatives, material that has been posted in the “data room” (virtual or otherwise) established by the Company and made available to Parent, Merger Sub and its Representatives at least two days prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article IX and the Company shall have provided to Parent and Merger Sub all information reasonably required to be provided by it pursuant to Section 2.1(g), as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the outstanding Company Shares (other than any Company Shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case as of the commencement of the Offer) at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders as and to the extent required by United States federal securities Laws and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Merger Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to (collectively, the “Offer Conditions”):

(i) the condition (the “Minimum Condition”) that, as of immediately prior to the Expiration Time, there be validly tendered and not validly withdrawn in accordance with the terms of the Offer, and “received” by the “depository” for the Offer (as such terms are defined in Section 251(h) of the DGCL), a number of Company Shares that, together with the Company Shares then owned by Parent, Merger Sub and any of their direct or indirect wholly owned Subsidiaries (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” as defined by Section 251(h) of the DGCL, by the depository of the Offer), represents at least one more Company Share than 50% of the total number of outstanding Company Shares at the time of the expiration of the Offer; and

(ii) the other conditions set forth in Annex A (as they may be amended in accordance with this Agreement).

(b) Waiver of Conditions. Parent and Merger Sub expressly reserve the right, at any time and from time to time, to waive, in whole or in part, any of the conditions to the Offer, to make any change in the terms of or conditions to the Offer in a manner consistent with the terms of this Agreement or to increase the Offer Price; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Parent and Merger Sub may not (and Parent shall not permit Merger Sub to) (i) waive or modify the Minimum Condition, the condition set forth in clause (C)(1) of Annex A, or the condition set forth in clause (C)(6) of Annex A, or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer or the Expiration Time, except as permitted or required by Section 2.1(d), (D) imposes conditions or requirements on the Offer other than those set forth in Annex A, (E) amends or modifies any term or condition of the Offer in any manner that is (or would reasonably be expected to be) material and adverse to the Company Stockholders or (F) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

(c) Adjustments to the Offer Price. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the date hereof and prior to the Acceptance Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Offer Price will be equitably adjusted to reflect such change and provide the holders of each Company Share the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(c) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1 or that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall initially expire at one minute after 11:59 p.m., New York time, on the twentieth (20th) Business Day following (and including the day of) the commencement of the Offer (determined pursuant to Rule 14(d)-1(g)(3) promulgated under the Exchange Act) unless otherwise agreed to in writing by Parent and the Company (as such date and time may be extended, the “Expiration Time”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement, unless this Agreement has been terminated in accordance with its terms:

(A) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for the minimum period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or Nasdaq or their staff (including in order to comply with the Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price) or as may be necessary to resolve any comments of the SEC or Nasdaq or their staff, in each case, as applicable to the Offer, the Schedule 14D-9, the Schedule TO or the Offer Documents; and

(B) If, as of any then-scheduled Expiration Time, any of the conditions to the Offer set forth on Annex A are not satisfied or waived (if permitted hereunder), Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer for one or more successive extension periods of up to ten (10) Business Days each (or any longer period as may be agreed in writing by Parent and the Company) in order to permit the satisfaction of all of the conditions to the Offer; provided, however, that if the sole then-unsatisfied condition to the Offer is the Minimum Condition, Merger Sub shall not be required to extend the Offer for more than three (3) occasions in consecutive periods of up to ten (10) Business Days each (each such period to end at 11:59 p.m. (New York City time) on the last Business Day of such period) (or such other period as may be approved in advance by the parties);

provided, however, that the foregoing clauses (A) and (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to and in accordance with the terms of Article IX.

(iii) Neither Parent nor Merger Sub shall extend the Offer in any manner other than pursuant to and in accordance with, and as expressly permitted by, the provisions of Section 2.1(d)(ii) without the prior written consent of the Company in its sole and absolute discretion.

(iv) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v) Notwithstanding any other provision in this Agreement to the contrary, in no event shall Parent or Merger Sub extend the Offer beyond the Termination Date without the prior written consent of the Company in its sole and absolute discretion.

(vi) If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is validly terminated in accordance with Article IX prior to the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, promptly return or cause to be returned all tendered Company Shares to the registered holders thereof.

(vii) Unless Parent and Merger Sub otherwise consent in writing, the Company agrees that no Company Shares owned by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(e) Payment for Company Shares. On the terms and subject to the conditions set forth in this Agreement and the Offer, including the satisfaction of all conditions to the Offer set forth in Annex A, Merger Sub shall (and Parent shall cause Merger Sub to), at or as promptly as practicable following the Expiration Time (as it may be extended in accordance with Section 2.1(d)(ii)), but in any event within one (1) Business Day thereof, irrevocably accept for payment, and, at or as promptly as practicable following the Acceptance Time, but in any event within one (1) Business Day thereof, pay for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Offer; provided that with respect to Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Company Shares unless and until such Company Shares are delivered in settlement or satisfaction of such guarantee. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds that are necessary to pay for any and all Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer and this Agreement. For the avoidance of doubt, Merger Sub shall not, without the prior written consent of the Company in its sole and absolute discretion, accept for payment or pay for any Company Shares if, as a result, Merger Sub would acquire less than the number of Company Shares necessary to satisfy the Minimum Condition. The Closing Amount payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid, without interest, in cash plus one (1) CVR per Company Share, subject to any withholding Taxes payable in respect thereof pursuant to applicable Law and Section 3.8(e). The Company shall register the transfer of any Company Shares irrevocably accepted for payment effective as soon as reasonably practicable after the Acceptance Time; provided that Merger Sub shall have paid for such Company Shares concurrently with such transfer.

(f) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall:

(i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the Letter of Transmittal and summary advertisement, if any, and other required or customary ancillary documents and exhibits, in each case, in respect of the Offer (together with any supplements or amendments thereto, and including all exhibits thereto, the “Offer Documents”);

(ii) deliver a copy of the Offer Documents to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice to Nasdaq of the information required by Rule 14d-6 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Offer Documents, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by applicable Law (including the Exchange Act).

(g) Review; Comment Period. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. The Company shall promptly furnish in writing to Parent and Merger Sub all information concerning the Company, its Subsidiaries and the directors and officers of the Company that is required by applicable Law or is reasonably requested by Parent to be included in the Schedule TO or the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under this Section 2.1(g) and, unless the Company Board (or a duly authorized committee thereof) has effected a Company Board Recommendation Change in accordance with Section 6.3, shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding the Company, its Subsidiaries, the Company Stockholders and the directors and officers of the Company that is necessary to include in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule TO or the Offer Documents if and to the extent such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the other Offer Documents, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or Nasdaq or their staff. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all written comments or other substantive written communications (and shall orally describe any oral comments or other substantive oral communication) that Parent, Merger Sub or their counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule TO and the other Offer Documents promptly after such receipt, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or any other Governmental Authority or its staff (including by providing a reasonable opportunity for the Company and its counsel to review and comment on any such response, which comments Parent and Merger Sub shall consider reasonably and in good faith). Parent and Merger Sub shall use reasonable best efforts to respond promptly to any such comments.

(h) CVR Agreement. At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall use reasonable best efforts to ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement with such changes thereto as the Rights Agent may reasonably request to which the Company consents in writing (such consent not to be unreasonably withheld, delayed or conditioned).

2.2 Company Actions.

(a) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO and the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) containing, (A) except as provided in Section 6.3, the Company Board Recommendation and (B) a notice of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL, (ii) take all steps necessary to disseminate the Schedule 14D-9 promptly after the commencement of the Offer to the Company Stockholders as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable United States federal securities or other Laws, (iii) deliver a copy of the Schedule 14D-9 to Merger Sub at its principal executive offices in accordance with Rule 14d-9(b) promulgated under the Exchange Act and (iv) give telephonic notice to Nasdaq of the information required by Rule 14d-9 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule 14D-9 to Nasdaq in accordance with Rule 14d-9(b) promulgated under the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. If requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub shall promptly furnish in writing to the Company all information concerning Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is required by applicable Laws so as to enable the Company to comply with its obligations under this Section 2.2(a). Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding Parent and Merger Sub and their respective Subsidiaries, the stockholders of Parent or Merger Sub and the directors and officers of Parent or Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by applicable Laws, or by the SEC or Nasdaq or their staff. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any and all written comments or other communications (and shall orally describe any oral comments or other oral communications) that the Company or its counsel may receive from the SEC or any other Governmental Authority or its staff with respect to the Schedule 14D-9 promptly after such receipt, and except for the disclosure permitted by Section 6.3(d) made in compliance therewith, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including by providing a reasonable opportunity for Parent, Merger Sub and their counsel to review and comment on any such response, which comments the Company shall consider reasonably and in good faith). The Company shall use reasonable best efforts to respond promptly to any such comments. The Company consents to the inclusion in Schedule TO and the Offer Documents of the determinations and approvals of the Company Board set forth in Section 4.4 and the Company Board Recommendation unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 6.3.

(b) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub with such assistance and such information available to the Company as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Schedule TO and the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) shall (i) hold in confidence in accordance with the Confidentiality Agreement the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and only in the manner provided by this Agreement; and (iii) if this Agreement or the Offer is terminated, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control.

(c) In accordance with Section 2.1(d)(vii), unless Parent and Merger Sub otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, tender in the Offer any Company Shares owned by the Company or any of its Subsidiaries.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a Subsidiary of Parent (the “Surviving Corporation”). The Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, and shall take such further actions as may be required to make the Merger effective on the Closing Date. The Merger shall become effective at the time and day of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time and date being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place by electronic exchange of signatures and documents (the “Closing”) as soon as practicable following the Acceptance Time and the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event no later than one (1) Business Day thereafter, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, in each case, except as provided by the DGCL.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the certificate of incorporation of the Company shall be amended and restated in its entirety to read in its entirety as set forth on Annex B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, subject to the provisions of Section 7.8(a).

(b) Bylaws. At the Effective Time, without necessity of further action by the Company or any other Person, the bylaws of the Company shall be amended and restated in their entirety to read in their entirety as set forth on Annex C hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law, subject to the provisions of Section 7.8(a).

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the Company and the Surviving Corporation shall take all necessary action such that the officers of the Company immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall become the officers of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (excluding (A) Canceled Company Shares, (B) any Accepted Company Shares and (C) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price upon compliance with the procedures set forth in Section 3.8 (the “Merger Consideration”), without interest thereon and subject to any applicable withholding Tax pursuant to Section 3.8(e) and the CVR Agreement; provided, that, at the election of the Parent, any Company Shares owned by any direct or indirect Subsidiary of the Company that are not Accepted Company Shares shall instead receive shares of the Surviving Corporation of equivalent value.

(ii) Excluded Company Shares. Each Company Share (A) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, at the commencement of the Offer and immediately prior to the Effective Time (“Canceled Company Shares”), or (B) irrevocably accepted for purchase pursuant to the Offer (“Accepted Company Shares”), shall, in each case, be canceled and extinguished, without any conversion thereof or consideration paid therefor, at the Effective Time by virtue of the Merger (provided that nothing in this clause (ii) shall limit the obligations of Parent and Merger Sub to pay (or cause to be paid), or the right of any former holder of Accepted Company Shares tendered in the Offer to receive, any consideration that remains payable with respect to any such Accepted Company Shares pursuant to the Offer).

(iii) Capital Stock of Merger Sub. Each share of common stock, par value of $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value of $0.01 per share, of the Surviving Corporation, and, from and after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, at any time occurring on or after the Acceptance Time until the Effective Time, any change in the outstanding equity interests of the Company shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items (including the consideration payable to holders of Company Stock Awards pursuant to Article III), as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Stock Award the same economic effect as contemplated by this Agreement and the CVR Agreement prior to such event; provided, that nothing in this Section 3.7(b) shall be construed to permit the Company to take any such action without the consent of Parent if required under Section 6.1 or that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding and held by Company Stockholders (or held in a voting trust or by a nominee on behalf of a beneficial owner who beneficially owns such Company Shares) as of immediately prior to the Effective Time who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but instead such Person will be entitled to receive such consideration as may be determined to be due to such Person in respect of such Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficially owned by a beneficial owner that made an appraisal demand with respect thereto) who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost or forfeited their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, and subject to any applicable withholding Tax pursuant to Section 3.8(e), upon the terms and conditions hereof.

(ii) The Company shall give Parent (A) prompt notice and copies of any demands for appraisal received by the Company, actual, attempted or purported withdrawals of such demands and any other instruments served pursuant to (or purportedly pursuant to) the DGCL and received by the Company in respect of Dissenting Company Shares and (B) a reasonable opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares, including any determination to make any payment or deposit with respect to any of the holders of Dissenting Company Shares with respect to any of their Dissenting Company Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Legal Proceedings regarding appraisal; provided, that the Company shall not be obliged to make any payment or deposit with respect to any Dissenting Company Shares or settle or resolve any Legal Proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares, or commit to make any payment or deposit with respect to any Dissenting Company Shares or settle or resolve any Legal Proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares, unless the taking of such action is conditioned on the occurrence of the Acceptance Time. The Company shall not, except with the prior written consent of Parent, make any payment or deposit with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares or approve any withdrawal of any such demands, or agree, or authorize or commit to do any of the foregoing.

(d) Company Stock Awards.

(i) Company Options. Effective as of immediately prior to the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor.

(ii) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time (including, for clarity, any Company PSU Awards that are subject solely to service-vesting conditions at of the Effective Time) shall accelerate and become fully vested effective immediately prior to, and contingent upon the occurrence of, the Effective Time. Effective as of immediately prior to the Effective Time, each Company RSU Award that is outstanding immediately prior thereto shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the

Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Closing Amount (the “RSU Closing Consideration”); plus (B) one CVR with respect to each Company Share subject to such Company RSU Award immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price).

(iii) Company PSU Awards. Effective as of immediately prior to the Effective Time, each Company PSU Award that is outstanding and vested as of immediately prior thereto, or which shall become vested as required under the terms of the applicable Company Stock Plan and/or governing award or other agreements currently in place as of the date hereto, shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated and converted into the right to receive from the Surviving Corporation (A) an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming that the applicable performance goals have been deemed to be achieved at the greater of target and actual level of performance as determined by the Compensation Committee of the Company Board in its discretion), by (y) the Closing Amount (the “PSU Closing Consideration”); plus (B) one CVR with respect to each such Company Share subject to such Company PSU Award immediately prior to the Effective Time (in each case, as adjusted to reflect any increases to the Offer Price). Each other Company PSU Award that is outstanding immediately prior to the Effective Time shall by virtue of the Merger automatically and (except as otherwise provided herein) without any action on the part of the Company, Parent or the holder thereof, be canceled and terminated without any consideration payable therefor. For the avoidance of doubt, the Company Board (or any committee thereof) shall not exercise its discretion to otherwise accelerate the vesting of any Company PSU Award without Parent’s prior written consent.

(iv) Company Stock Award Actions. Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), the Company Board (or, if appropriate, the committee administering the Company Stock Plans) shall pass such resolutions and take all actions deemed reasonably necessary by the Company Board to (A) effect the transactions provided for in this Section 3.7(d) in accordance with the terms of the Company Stock Plans, (B) ensure that as of the Effective Time, no holder of Company Stock Awards shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect to any Company Stock Award, except as provided in this Section 3.7(d); (C) ensure that as of the Effective Time, no further Company Stock Awards or other rights with respect to Company Shares shall be granted or outstanding under the Company Stock Plans; and (D) provide that, subject to the consummation of the Merger, the Company Stock Plans shall terminate as of the Effective Time. The Company shall provide, subject to prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), all required notices to the holders of Company Stock Awards of the transactions provided for in this Section 3.7(d) pursuant to and in accordance with the Company Stock Plans.

(e) Payment Procedures. Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to each holder of Company Stock Awards the applicable RSU Closing Consideration, and PSU Closing Consideration (subject to any applicable withholding Taxes pursuant to Section 3.8(e)) as promptly as practicable (and in no event later than the next regularly scheduled payroll date that is at least five (5) Business Days) after the Effective Time. As soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the next regularly scheduled payroll date that is at least five (5) Business Days following the Milestone Payment Date, and in all events no later than the date that is thirty (30) days following the date of the delivery of the Milestone Achievement Notice or, if earlier, to the extent required to be exempt from Section 409A of the Code, the last date within the applicable “short-term deferral” period as set forth in Treasury Regulation Section 1.409A-1(b)(4)), Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll system or accounts payable systems, as applicable (and subject to any applicable withholding Taxes pursuant to Section 3.8(e)), to each former holder of a Company Stock Award, such holder’s payment, if any, due in accordance with Section 3.7(d)(ii) or Section 3.7(d)(iii), as the case may be. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that the Milestone Payment to each such holder of Company Stock Awards be exempt from Section 409A of the Code; provided, however, to the extent necessary to comply with Section 409A of the Code, such Milestone Payment will be paid in compliance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). If any such payment in accordance with this Section 3.7(e) cannot be made through the applicable payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such former holder (less any applicable withholding Taxes pursuant to Section 3.8(e)), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such former holder as soon as reasonably practicable following the Closing or the Milestone Payment Date, as applicable. The terms of the CVRs to be issued to any holder of Company Stock Awards pursuant to this Section 3.7, and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 3.7(e).

(f) Company ESPP. Prior to the Effective Time, and subject to the prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), the Company Board (or, if appropriate, the committee administering the Company ESPP) will pass such resolutions and take all actions reasonably necessary with respect to the Company ESPP to provide that (i) except for the offering periods under the Company ESPP in effect on the date hereof (the “Final Offering Periods”), no new offering period will commence, and no existing offering period will be extended, following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions (or make separate non-payroll contributions) or purchase elections from those in effect on the date of this Agreement; and (iii) subject to the consummation of the Merger, the Company ESPP shall terminate as of the Effective Time. If the Effective Time occurs: (A) during one or more of the Final Offering Periods, (x) the final exercise date(s) under the Company ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time) (the “Final Exercise Date”), and (y) each

Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase whole Company Shares in accordance with the terms of the Company ESPP as of the Final Exercise Date, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a); or (B) after the end of the Final Offering Periods, all amounts allocated to each participant’s account under the Company ESPP at the end of each of the Final Offering Periods shall thereupon be used to purchase whole Company Shares under the terms of the Company ESPP for such offering period, which Company Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.7(a). As promptly as practicable following the purchase of Company Shares in accordance with the foregoing clauses (A) or (B), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. The Company shall provide, subject to the prior review and reasonable approval of Parent (which may not be unreasonably withheld, conditioned or delayed), all required notices of the foregoing to the participants in accordance with the Company ESPP.

(g) Company Warrants. Prior to the Effective Time, the Company shall satisfy all notification requirements under the terms of any outstanding Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and extinguished for no consideration pursuant to the terms thereof.

3.8 Payment for Company Securities.

(a) Paying Agent. Prior to the Acceptance Time, Parent and Merger Sub shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) to act as depository agent for the Company Stockholders entitled to receive the Offer Price pursuant to Section 2.1(e) and as the paying agent for the Company Stockholders entitled to receive Merger Consideration pursuant to this Article III and the CVR Agreement (the “Paying Agent”).

(b) Exchange Fund. At or prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to and for the sole benefit of the Company Stockholders pursuant to the provisions of Section 2.1(e) and this Article III, an amount of cash equal to the aggregate Closing Amount to which Company Stockholders are entitled under Section 2.1(e) and this Article III (which, for the avoidance of doubt, shall not include the RSU Closing Consideration, or PSU Closing Consideration) (such cash amount being referred to herein as the “Exchange Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 3.8(g).

No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under Section 2.1(e) or this Article III and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by Section 2.1(e) and this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by Section 2.1(e) and this Article III. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement. Earnings from such investments shall be the sole and exclusive property of Parent or Merger Sub, and no part of such earnings shall accrue to the benefit of holders of Company Shares as of immediately prior to the Effective Time.

(c) Payment Procedures.

(i) Following the Acceptance Time, Parent and Merger Sub shall cause the Paying Agent to pay the Company Stockholders that are entitled to receive the Offer Price pursuant to Section 2.1(e) such amount in respect thereof in accordance with the terms of Section 2.1(e) and in compliance with the terms of this Agreement.

(ii) As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Parent or the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Shares represented by certificates (the “Certificates”) that is entitled to receive the Merger Consideration pursuant to Section 3.7(a)(i): (A) a letter of transmittal, which shall be in a customary form reasonably acceptable to the Company and Parent prior to the Effective Time and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall have a customary release of all claims against Parent, Merger Sub and the Company and its Subsidiaries arising out of or related to such holder’s ownership of Company Shares and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) to the Paying Agent or to such other agent or agents as may be appointed in writing by Merger Sub, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Company Share formerly represented by such Certificates (subject to any required Tax withholdings as provided in Section 3.8(e)), and any Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the

Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Certificates representing any Dissenting Company Shares, which shall represent the right to receive payment of the fair value of such Company Shares in accordance with and to the extent provided by Section 262 of the DGCL, or any Canceled Company Shares.

(iii) Each holder of record of one (1) or more non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) held through The Depository Trust Company immediately prior to the Effective Time whose Company Shares were converted into the right to receive the Merger Consideration shall upon the Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Paying Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Paying Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Paying Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it immediately prior to the Effective Time, as promptly as practicable after the Effective Time (subject to compliance with the following sentence), in respect of each such Book-Entry Share, the Merger Consideration for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)) and such Book-Entry Shares of such holder shall forthwith be canceled. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares immediately prior to the Effective Time shall be entitled to receive in exchange therefor the Merger Consideration, for each such Book-Entry Share (subject to any required Tax withholdings as provided in Section 3.8(e)), and such Book-Entry Shares so surrendered shall forthwith be canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered immediately prior to the Effective Time. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Book-Entry Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Book-Entry Shares are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such Transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent, the Rights Agent, Parent, Merger Sub and the Surviving Corporation (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement and the CVR Agreement to any holder or former holder of Company Shares, CVRs, Company RSU Awards and Company PSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. Any amounts deducted and withheld under this Agreement and the CVR Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement and the CVR Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares as of immediately prior to the Effective Time for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the Company Stockholders on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Book-Entry Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Book-Entry Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such Company Stockholders may be entitled pursuant to the provisions of this Article III and the CVR Agreement.

3.9 No Further Ownership Rights in Company Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Company Shares outstanding prior to the Effective Time, and thereafter there shall be no further recording or registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of the issued and outstanding Company Shares represented by Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of this Article III and the CVR Agreement, or Book-Entry Shares that constitute Dissenting Company Shares, which shall be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL, or Canceled Company Shares. The Merger Consideration paid to such Company Stockholders in accordance with the terms of this Article III and the CVR Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares, except for Book-Entry Shares that constitute Dissenting Company Shares, which shall represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any valid evidence of ownership of Company Shares that has not previously been surrendered is presented to the Surviving Corporation for any reason, it shall be canceled and exchanged for the applicable Merger Consideration as provided in this Agreement.

3.10 Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) and subject to Section 10.12, or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC since January 1, 2023 and publicly available at least two (2) Business Days prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties and assets owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its jurisdiction of incorporation. Each Subsidiary of the Company is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation, with all corporate or entity power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

(c) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar organizational or governing documents) in any material respect.

(d) Except as set forth on Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries (other than interests held for passive investment purposes).

4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 250,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on February 18, 2025 (the “Capitalization Date”), (i) 9,740,894 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or Company Warrants or the settlement of Company RSU Awards or Company PSU Awards, in each case, outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) As of the close of business on the Capitalization Date, (i) 373,942 Company Shares were subject to issuance pursuant to outstanding Company Options with a weighted average exercise price of $313.77, (ii) 179,138 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards, (iii) 60,712 Company Shares were subject to issuance pursuant to outstanding Company PSU Awards (assuming maximum achievement of any performance objectives for in-cycle performance periods), (iv) 879,815 Company Shares were reserved for future issuance under the Company Stock Plans, (v) 49,871 Company Shares were reserved for future issuance under the Company ESPP and (vi) 129,310 Company Shares were reserved for future issuance upon the exercise of outstanding Company Warrants, which Company

Warrants have an exercise price of $20.60 per Company Share. Section 4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the name of the holder of the Company Stock Award, the type of Company Stock Award (including, with respect to any Company Option, whether it qualifies as an “incentive stock option” under Section 422 of the Code), the number of Company Shares subject to such Company Stock Award, the grant date for such Company Stock Award, the exercise or purchase price of such Company Stock Award, the expiration date of such Company Stock Award, and the Company Stock Plan under which the Company Stock Award was granted. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the applicable Company Stock Plan and applicable award agreements. The exercise price of each Company Option was not less than the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant or repricing (to the extent applicable) of such Company Option. All Company Stock Awards are exempt from Section 409A of the Code.

(c) Except for the Company Stock Awards disclosed in Section 4.2(b) of the Company Disclosure Letter, the purchase rights under the Company ESPP and the Company Warrants and the capital stock of the Company’s Subsidiaries owned by the Company or another Subsidiary of the Company, as of the close of business on the Capitalization Date, there are no outstanding (i) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or its Subsidiaries, (ii) options, warrants, rights or other agreements or commitments requiring the Company or its Subsidiaries to issue, or other obligations requiring the Company or its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for or with a value that is linked to capital stock or voting securities or other ownership interests in) the Company or its Subsidiaries (including any “phantom” appreciation rights, stock-based units or any other similar interests) (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company or its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or its Subsidiaries, or (iv) obligations by the Company or its Subsidiaries to make any payments based on the price or value of the Company Shares or other equity interests of the Company or its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

(d) Except for the Company Stock Awards and Company Warrants in accordance with their terms, as of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities; (ii) there were no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or its Subsidiaries; and (iii) all outstanding securities of the Company and its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. With respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in clauses (i), (ii), (iii) or (iv) of the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company.

(f) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

4.3 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 5.6 and, with respect to the Merger, subject to the satisfaction of the Minimum Condition as of the Acceptance Time, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4 Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and declared it advisable for the Company to enter into this Agreement and consummate the transactions contemplated hereby, (b) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (c) resolved that this Agreement and the Merger be governed by Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time without a vote of the Company Stockholders, and (d) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer, which resolutions, except to the extent expressly permitted by Section 6.3, have not been rescinded, modified or withdrawn in any way.

4.5 Stockholder Approval. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, the affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

4.6 Consents and Approvals; No Violation. Assuming the accuracy of the representation set forth in the first sentence of Section 5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under any applicable foreign antitrust or competition Laws or Laws prohibiting, restricting or regulating foreign investments or foreign subsidies (collectively, “Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of Nasdaq, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of any benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

4.7 Reports; Financial Statements.

(a) Since January 1, 2023, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. The Company has made available to Parent copies of all material correspondence from January 1, 2023 through the date hereof between the SEC and the Company. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the financial position of the Company and its Subsidiaries as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments). The Company has provided to Parent true, correct, and complete information regarding the amount and timing of sales of Company Products.

(c) The Company maintains, and at all times since January 1, 2023, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains and since January 1, 2023, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(f) Except for matters resolved prior to the date hereof, since January 1, 2023, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) except as expressly set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

4.8 No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities, except for (a) liabilities disclosed on the Company’s audited balance sheet as of December 31, 2023, including the footnotes thereto, included in the

Company’s Annual Report on Form 10-K for the period ended December 31, 2023, (b) liabilities incurred in the ordinary course of business since January 1, 2023, (c) performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) liabilities incurred pursuant to the terms of this Agreement. The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance-sheet arrangements of the type required to be disclosed by in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

4.9 Absence of Certain Changes. (a) Since December 31, 2023 until the date of this Agreement, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect, and (b) since September 30, 2024 until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) except as expressly contemplated by this Agreement, the Company and its Subsidiaries have not taken any action that would have required the consent of Parent under Sections 6.1(y)(i), (iv), (v), (vi), (vii), (viii), (ix), (xiv), (xvi), (xvii), (xxiv), (xxvii) or (xxx) (to the extent related to the foregoing clauses (i), (iv), (v), (vi), (vii), (viii), (ix), (xiv), (xvi), (xvii), (xxiv) or (xxvii)) if taken or proposed to be taken after the date of this Agreement.

4.10 Schedule TO; Schedule 14D-9.

(a) The Schedule 14D-9, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company or any of its Subsidiaries with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) None of the information provided or to be provided in writing by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.11 Brokers; Certain Expenses. Except for the advisor set forth on Section 4.11 of the Company Disclosure Letter (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors or employees. The Company has delivered to Parent, prior to the execution and delivery of this Agreement, true, complete and correct copies of all agreements between the Company and the Company Financial Advisor.

4.12 Employee Benefit Matters/Employees.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive or other compensatory plans, programs, policies or agreements and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, sponsored, maintained or contributed to by the Company and under which the Company has any material obligation or Liability (collectively, the “Plans”), other than any Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice with no Liability (or such other period provided by applicable law) other than any Liability for compensation or fees owed for services rendered prior to the date of such termination and does not provide any retention, change in control or severance payments or benefits. With respect to the Plans listed on Section 4.12(a) of the Company Disclosure Letter, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, if applicable, including amendments thereto (or for any Plan that is not in writing, a true and complete summary description of each such Plan); (B) the most recent annual report on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (E) any non-routine material correspondence with the Department of Labor, IRS or any other Governmental Authority during the past three (3) years; and (F) to the extent applicable nondiscrimination testing results for the last three (3) plan years.

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and either has received a favorable and current determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to adversely affect any such qualification. To the Knowledge of the Company, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Plan, and no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all contributions, premiums or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law and, to the Knowledge of the Company, nothing has occurred, and no condition exists with respect to any Plan that could result in any Tax, penalty or other Liability of the Company as a result of any such failure, (ii) each Plan and any related trust in all material respects complies and has been maintained and administered in compliance with its terms, ERISA, the Code and other applicable Laws and (iii) as of the date hereof, other than routine claims for benefits, there are no Legal Proceedings, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) None of the Company or any of its ERISA Affiliates has during the past six (6) years sponsored, maintained or contributed to, or been required to maintain or contribute to, or has any actual or contingent Liability in respect of any (i) Multiemployer Plan, (ii) plan that is subject to Title IV of ERISA or Sections 412 or 430 of the Code, (iii) “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) health or other welfare arrangement that is self-insured by the Company, (vi) a “funded welfare plan” within the meaning of Section 419 of the Code, or (vii) employee benefit plan, program, policy or arrangement covering current employees outside of the United States.

(d) The Company does not have any obligation or any Liability in respect of any post-retirement or other post-employment welfare benefits for any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law (“COBRA”) or ERISA or any other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) under an employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee or the employee’s beneficiaries following such employee’s termination of employment.

(e) Except as otherwise required under this Agreement or as set forth in Section 4.12(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant, officer, director or other individual service provider of the Company (or its Subsidiaries) to any payment of compensation or benefits; (ii) increase the amount of compensation or benefits due to any such current or former employee, consultant, officer, director or other individual service provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefits to any such current or former employee, consultant, officer, director or other individual service provider.

(f) Except as otherwise set forth in Section 4.12(f) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, in connection with the transaction and other agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of, or indemnification of any Person with respect to, any excise Taxes under Section 280G or Section 4999 of the Code.

(g) Except as otherwise set forth in Section 4.12(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Plan or other Contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Any Plan or other Contract, plan, program, agreement, or arrangement to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented, maintained and operated in compliance with Section 409A of the Code, and all applicable regulations and IRS guidance promulgated thereunder. No additional tax under Section 409A of the Code has been, or to the Knowledge of the Company, is reasonably expected to be incurred by a participant in any such Plan or other Contract, plan, program, agreement, or arrangement to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of, or indemnification of any Person with respect to, any Taxes imposed by Section 409A of the Code.

(h) Section 4.12(h) of the Company Disclosure Letter sets forth a true, correct and complete list of all employees of the Company as of the date hereof, setting forth, on an anonymized basis (i) title or position, (ii) hire date, (iii) work location, (iv) whether full-time or part-time, (v) classification as exempt or non-exempt under the Fair Labor Standards Act, (vi) current annual base compensation rate or wage rate, as applicable, (vii) target annual bonus or other incentive-based compensation opportunity, (viii) leave status (and, if on leave, the anticipated return date, if known), and (ix) visa status (if applicable). No employee of the Company has a principal place of employment outside the United States.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) the Company is not the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding alleging that the Company has engaged in any unfair labor practice under any Law and (ii) there is no pending labor strike, dispute, walkout, work stoppage, slowdown, lockout or union organizing activities with respect to employees of the Company. As of the date hereof, the Company is not a party to, has no duty to bargain for, and is not currently negotiating any collective bargaining agreement or other Contract with a labor organization, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent, or seeking to represent any employee of the Company.

(j) The Company is in compliance in all material respects with all applicable Laws relating to labor and employment and employment practices, including Laws relating to immigration, fair employment practices, terms and conditions of employment, mass layoff, plant closing, disability rights or benefits, discrimination, harassment, retaliation, hours of work, classification of employees, and the payment of wages or overtime wages.

(k) To the Knowledge of the Company, during the three (3)-year period prior to the date hereof, no allegations of sexual harassment or sexual misconduct have been made to the Company against any current or former employee, consultant, officer, director or other individual service provider of the Company. During the three (3)-year period prior to the date hereof, the Company has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any of its current or former employees, consultants, officers, directors or other individual service providers.

(l) Except pursuant to Section 4.12(l) of the Company Disclosure Letter, at no time during the past three (3) years, has the Company (or any of its Subsidiaries) taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or any similar state or local Law, or issued any notification of a plant closing or mass layoff required by the WARN Act or such other Law.

4.13 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to the Company, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Company, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby.

4.14 Tax Matters.

(a) (i) The Company and its Subsidiaries have timely filed all material Tax Returns required by applicable Tax Law to be filed with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are true, complete and accurate in all material respects. The Company and its Subsidiaries have paid all material Taxes due and owing (whether or not shown on any Tax Returns), other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) To the Knowledge of the Company, (i) there are no pending or threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or its Subsidiaries by any Taxing Authority, and (ii) none of the Company or its Subsidiaries have received written notice of any audits or proceedings from any Taxing Authority that any such audit or proceeding is contemplated or pending. None of Company or its Subsidiaries has agreed to any waiver of any statute of limitations in respect of Taxes that remains in effect nor has the Company or any of its Subsidiaries agreed to, nor is it subject to, any extension of time with respect to a Tax assessment or deficiency (other than with respect to customary extensions to file Tax Returns obtained in the ordinary course of business). None of Company or its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Taxing Authority, has executed or entered into a “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(c) The Company and its Subsidiaries have timely withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and the Company and its Subsidiaries have complied in all material respects with all Tax reporting and recordkeeping requirements relevant to such payments to such Persons.

(d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years prior to the date of this Agreement.

(e) The Company and its Subsidiaries have not had a permanent establishment in any country outside such entity’s jurisdiction of formation. There is no jurisdiction in which the Company or any of its Subsidiaries is required to file a material Tax Return other than the jurisdictions in which the Company or respective Subsidiary has filed Tax Returns. No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid Taxes or filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(f) None of the Company or its Subsidiaries is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business that is not primarily related to Taxes). None of the Company or its Subsidiaries is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) nor has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Tax Laws), as a transferee or successor, by Contract (other than any contract entered into the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of any applicable Law.

(g) None of the Company or its Subsidiaries has consummated or participated in, and are not currently participating in, any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the Treasury Regulations promulgated thereunder, or a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law.

(h) None of the Company or its Subsidiaries is a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(i) None of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company and its Subsidiaries have timely collected all material sales, use, goods and services, harmonized sales, value added, and similar Taxes required to be collected and have timely remitted such amounts to the appropriate Taxing Authority, or have been furnished properly completed exemption certificates and the Company and its Subsidiaries have complied in all material respects with all Tax reporting and recordkeeping requirements relevant to such Taxes. The Company and its Subsidiaries have filed or caused to be filed with the appropriate Taxing Authority all unclaimed property reports required to be filed and has remitted to the appropriate Taxing Authority all unclaimed property required to be so remitted.

(k) None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code or similar agreement entered into on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) incurred prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date outside the ordinary course of business.

(l) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub agree and acknowledge that the Company does not make any representations or warranties in respect of the existence, amount, usability or any other aspect of any Tax attributes of the Company in taxable periods (or portions thereof) following the Closing Date, including, but not limited to, net operating losses, capital loss carryforwards, Tax credit carryforwards, asset bases and depreciation periods.

4.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby, (a) neither the Company nor any of its Subsidiaries is, and since January 1, 2023, has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries has all Permits required to conduct its businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since January 1, 2023 received any written notice from any Governmental Authority threatening to revoke, restrict or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

4.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries is, and at all times since January 1, 2023, has been, in compliance with all applicable Environmental Laws;

(b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries that remains open or unresolved;

(c) neither the Company nor any of its Subsidiaries has since January 1, 2023 received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws; and

(d) since January 1, 2023, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Registered Intellectual Property Rights in the United States and all other Company Registered Intellectual Property Rights that is material to the Company or its Subsidiaries in its or their business as currently conducted, and identifies (i) the name of all owners, (ii) the jurisdiction of application/registration, (iii) the application, patent or registration number, (iv) the title, mark or other description thereof and (v) the filing, application or registration date, as applicable, for each such item of Company Registered Intellectual Property Rights. Except as set forth on Section 4.17(a) of the Company Disclosure Letter, all necessary application, extension, registration, maintenance, renewal and other necessary filing fees due through the Closing Date in respect of Company Registered Intellectual Property Rights in the United States have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Authorities in the United States of America for the purpose of maintaining all such Company Registered Intellectual Property Rights in full force and effect, and all registrations of the foregoing are otherwise in good standing. Except as set forth on Section 4.17(a) of the Company Disclosure Letter, as of the date of this Agreement, there are no such filings, payments or other actions for material Company Registered Intellectual Property Rights that must be made or taken on or before the date that is one hundred fifty (150) days following the execution of this Agreement. Except as otherwise indicated, the Company (A) is the sole and exclusive owner, a co-owner, or the licensee of all Company Registered Intellectual Property Rights and (B) has sufficient rights to use all other Company Intellectual Property Rights and all other Intellectual Property Rights owned by any third party that in each case are used in the conduct of the business of the Company as currently conducted, free and clear of any Liens other than Permitted Liens. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will have a Company Material Adverse Effect on any Company Intellectual Property Rights.

(b) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of trade secrets included in material Company Intellectual Property Rights. Each Person who is or was a director, officer, consultant, employee or independent contractor of the Company or its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property Rights owned or purported to be owned (solely or jointly) by the Company or its Subsidiary that are material to the Company or its Subsidiaries in its or their business as currently conducted has: (i) agreed to hold all such Know-How and confidential information of the Company or such applicable Subsidiary in confidence both during and after such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company or a Subsidiary, as applicable, all of such Person’s rights, title and interest in and to all such Company Intellectual Property Rights created or developed for the Company or any Subsidiary in the course of such Person’s employment or retention thereby and the Company or such Subsidiary has maintained copies of each such executed written agreement. Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach of any such agreements, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, (i) all Company Registered Intellectual Property Rights in the United States that have been issued or that have completed registration are valid, subsisting and enforceable, and (ii), the Company and each Subsidiary has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Company owned patent included in the Company Registered Intellectual Property Rights and all other exclusively licensed Registered Intellectual Property Rights, in each case, for which the Company or a Subsidiary has responsibility for prosecution and maintenance activities. Except as disclosed on Section 4.17(c) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022 until the date hereof, neither the Company nor any Subsidiary has received written notice from any third party challenging the validity, enforceability, registrability, ownership or use of any Company Intellectual Property Rights, nor is the Company or any Subsidiary currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights. Except as disclosed on Section 4.17(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary is subject to any Order that does or would restrict or impair the use of any Company Intellectual Property Rights.

(d) Except as disclosed on Section 4.17(d) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2016 until the date hereof, the operation of the business of the Company or any Subsidiary as currently conducted (i) has not infringed (directly, contributorily, by inducement or otherwise) any Intellectual Property Rights of any Person, or misappropriated or otherwise violated any Intellectual Property Rights owned by any Person, and (ii) is not infringing any Intellectual Property Rights of any Person, or misappropriating or otherwise violating any Intellectual Property Rights owned by any other Person. Except as disclosed on Section 4.17(d) of the Company Disclosure Letter, since January 1, 2016 until the date hereof, neither the Company nor any Subsidiary has received any written notice from any Person, and, to the Knowledge of the Company, there is no other assertion or threat from any Person or any reasonable basis for an allegation, that the operation of the business of the Company or any Subsidiary as is currently conducted, or any Company Product, infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person.

(e) To the Knowledge of the Company, except for any infringements, misappropriations or other violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is currently infringing, misappropriating or otherwise violating any Company Intellectual Property Rights. Except as disclosed on Section 4.17(e) of the Company Disclosure Letter, the Company and each of its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability, registrability ownership, exclusivity or use of the Intellectual Property Rights of any other Person or (ii) asserting that the operation of the business of any Person, or any third party products or services, infringes misappropriates, or otherwise violates any Company Intellectual Property Rights.

(f) Except as disclosed on Section 4.17(f) of the Company Disclosure Letter, none of the Company owned, and to the Knowledge of the Company, exclusively licensed Company Registered Intellectual Property Rights are subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, exclusivity or licensing of, or adversely affects the validity or enforceability of, any such Company Registered Intellectual Property Rights.

(g) Except as disclosed on Section 4.17(g) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Company owned Company Registered Intellectual Property Rights or, to the Knowledge of the Company, Company licensed Company Registered Intellectual Property Rights, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights to such Company Registered Intellectual Property Rights and does not require or otherwise obligate the Company or any Subsidiary to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Registered Intellectual Property Rights (except for use rights during the term of the applicable agreement between the Company or a Subsidiary and such Governmental Authority or educational institution), including the right to receive royalties for the practice of such Company Registered Intellectual Property Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary who contributed to the creation or development of any material Company Registered Intellectual Property Rights has, to the Company’s Knowledge, performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries.

(h) Except as disclosed on Section 4.17(h) of the Company Disclosure Letter, neither the Company nor any Subsidiary is required or obligated to (i) make any royalties or other payments or fees that are contingent upon the occurrence of future achievement of milestone events or sales of Company Products or (ii) provide any other consideration of any kind to any owner or licensor of, or other claimant to, any material Company Registered Intellectual Property Rights or any Intellectual Property Rights owned by any third party that is used by the Company or its Subsidiaries in its or their business as currently conducted, or any other Person, with respect to the use thereof, in each case of clause (i) and (ii), other than Incidental Contracts.

4.18 Data Privacy and Security.

(a) The Company and each of its Subsidiaries has implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of Personal Information stored in the IT Systems. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022: (i) there have been no failures, breakdowns or other adverse events materially affecting any such IT Systems that have caused a material disruption or interruption to the conduct of the business of the Company or any of its Subsidiaries as presently conducted, and (ii) there have not been any incidents of unauthorized access or other security breaches of the IT Systems.

(b) The Company and each Subsidiary has implemented and maintained commercially reasonable and appropriate technical and organizational safeguards designed to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and the Company and its Subsidiaries have taken commercially reasonable steps to require that any third party with access to Personal Information collected by or on behalf of the Company or any Subsidiary has implemented and maintained the same. To the Company’s Knowledge, any third party that has provided Personal Information to the Company or any Subsidiary has done so in compliance with applicable Data Protection Laws, including providing any notice and obtaining any consent required by applicable Data Protection Laws.

(c) The Company and each Subsidiary is, and has been, in compliance with applicable Data Protection Requirements, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no breaches, violations, outages, security incidents, unauthorized uses, transfer, destruction, disclosures, losses, thefts, ransom demands, alterations of or access to Personal Information maintained by, to the Knowledge of the Company, or on behalf of the Company or any Subsidiary that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Law. Neither the Company nor any Subsidiary has received written notice of any claim or investigation or any other written communication (including from any Governmental Authority) that alleges that the Company or any Subsidiary is not in compliance with any Data Protection Laws, except as would not reasonably be expected to be material to the Company, taken as a whole.

4.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens and (v) neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

4.20 Material Contracts.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions) copies of, each Contract (other than Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries have any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves, by its terms, aggregate payments by the Company or any of its Subsidiaries or aggregate payments payable to the Company or any of its Subsidiaries under such Contract of more than $1,000,000 during the 12-month period ending on December 31, 2024 (including by means of royalty payments), other than Contracts made in the ordinary course of business consistent with past practice;

(iii) (A) contains covenants that limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area, (B) contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries, or (C) grants any right of first refusal, right of first offer, right of negotiation, option or similar right with respect to any equity interests or material assets (including material Company Intellectual Property Rights) or business of the Company or any of its Subsidiaries;

(iv) provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v) provides for (A) the assignment or grant of a license to the Company or any of its Subsidiaries of any material Intellectual Property Rights, other than Incidental Contracts, or (B) the joint research, development or commercialization of Intellectual Property Rights with a third party pursuant to a Contract that involves payment to or from the Company or any of its Subsidiaries in excess of $1,000,000;

(vi) provides for the assignment or grant of a license by the Company or any of its Subsidiaries of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company, taken as a whole, or any of its Subsidiaries in excess of $1,000,000 in the aggregate in respect of such agreement;

(viii) constitutes a material development, collaboration, manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations to or by the Company or any of its Subsidiaries of at least $1,000,000 during the 12-month period ending on December 31, 2024;

(ix) relates to Indebtedness having an outstanding principal amount in excess of $1,000,000 or granting of any Lien over property or assets;

(x) a Contract with a Governmental Authority;

(xi) constitutes an agreement with a third-party professional employer organization; and

(xii) (A) involves the settlement of any pending or threatened claim, action or proceeding which requires payment obligations after the date hereof, in excess of $250,000 or (B) contains continuing restrictions on the business or operations of the Company or any of its Subsidiaries that are material to the Company or its Subsidiaries, taken as a whole.

Each Contract of the type described in clauses (i) through (xii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default or breach under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, (iv) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a default or material breach under any Material Contract, (v) neither the Company nor any of its Subsidiaries have waived any material rights under any Material Contract, and (vi) neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder.

4.21 Regulatory Compliance.

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is and since January 1, 2022 have been, in compliance with all applicable Health Care Laws; (ii) the Company and each of its Subsidiaries are not and since January 1, 2022, have not been subject to any civil or criminal enforcement, regulatory or administrative proceedings relating to or arising under a violation of any applicable Health Care Laws, and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened in writing; and (iii) none of the Company, its Subsidiaries, any of its officers, directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, agents, is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority.

(b) All manufacturing operations conducted for the benefit of the Company or any of its Subsidiaries with respect to any Company Product have been conducted in accordance with all applicable Health Care Laws and good manufacturing practices (within the meaning of 21 C.F.R. Part 211), except where the failures to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No manufacturing site that is conducting manufacturing operations of Company Products for the benefit of the Company or any of its Subsidiaries is or has been, subject to a shutdown or import or export prohibition imposed or requested by the FDA or another Governmental Authority with respect to such Company Products. Neither the Company, its Subsidiaries nor to the Knowledge of the Company, any contract manufacturer for the Company or any of its Subsidiaries with respect to such Company Products has received any: (i) warning letter, untitled letter or written requests or requirements to make changes to the Company Products or the manufacturing processes for the Company Products from any Governmental Authority, including the FDA, that if not complied with, would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority, including the FDA, alleging or asserting non-compliance by, or Liability of, the Company or any of its Subsidiaries under any Health Care Laws, where such non-compliance or Liability would reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any officer, director or managing employee of the Company or any Subsidiary (i) has, since January 1, 2022, made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority; (ii) has, since January 1, 2022, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority; (iii) has had, since January 1, 2022, a civil monetary penalty assessed against it, him or her under Section 1128(A) of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; or (iv) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs. Since January 1, 2022, none of the Company, its Subsidiaries, any officers, directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, agents or clinical investigators, has been excluded, suspended or debarred from participation in any United States federal or state health care program or human clinical research.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries hold such Permits required by the FDA or any other Governmental Authority under applicable Health Care Laws for the conduct of their respective businesses as currently conducted (collectively, the “Regulatory Permits”) and all such Regulatory Permits are valid and in full force and effect. Since January 1, 2022, there has not occurred any violation of or default (with or without notice or lapse of time or both) under any such Regulatory Permit, except where such violations or defaults would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of all such Regulatory Permits, except where such failures to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The development, testing, manufacture, storage, packaging, import, export, advertising, sale and promotion of the Company Products, whether by or on behalf of the Company or its Subsidiaries, is being conducted, and at all times since January 1, 2022 has been conducted, in compliance with the terms of all Regulatory Permits and all applicable Health Care Laws, except where the failure to so comply, whether individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, (i) all filings, declarations, listings, registration submissions, reports, documents, claims, supplements, and notices required to be filed, maintained, or furnished to the FDA by the Company and its Subsidiaries pursuant to any applicable Health Care Laws or Regulatory Permits have been so filed, maintained or furnished, (ii) to the Knowledge of the Company, all such filings, declarations, listings, registration submissions, reports, documents, claims, supplements and notices were (A) complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing) and (B) in compliance with applicable Laws when filed and (iii) no deficiencies that have been asserted in writing by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, submissions, reports, documents, claims or notices remain outstanding.

(f) The clinical, nonclinical and pre-clinical studies, trials or tests conducted or sponsored by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, including without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations codified at 21 C.F.R. parts 11, 50, 54, 56, 58, and 312 and any other applicable Health Care Laws restricting the use and disclosure of individually identified health information. As of the date hereof, neither the FDA, nor any other Governmental Authority, nor any institutional review board or independent ethics committee, has sent any written notices or other correspondence to the Company, any of its Subsidiaries or an investigator with respect to any clinical, nonclinical or pre-clinical studies, trials and tests conducted or sponsored by or on behalf of the Company or any of its Subsidiaries alleging or asserting material noncompliance with any applicable Laws with respect to any such study, trial or test, or recommending or requiring the termination, suspension or material modification of such studies, trials or tests, which material modification, termination or suspension, would reasonably be expected to have a Company Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2022, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any officer, director, employee, agent, or clinical investigator of the Company or any such Subsidiaries (when acting in such capacity) has been convicted of any crime or to the Knowledge of the Company, engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, including under 21 U.S.C Section 335(a), 42 U.S.C. Section 1320(a)-7 or any similar Health Care Law. Neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, employees, contractors or agents is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, employees, contractors or agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy with respect to the Company, any of its Subsidiaries, or any Company Product. As of the date hereof, the Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened investigation in writing by the FDA or any other Governmental Authority pursuant to the FDA Application Integrity Policy or any similar policy. Since January 1, 2022, neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, employees, contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Authority.

(h) Since January 1, 2022 there have been no recalls, field notifications, field corrections, market withdrawals, “dear doctor” letters, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Company Product (collectively, “Safety Notices”), except for any of the foregoing as would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to any Company Product, (ii) a material and adverse change in the marketing classification or labeling of any Company Product; or (iii) a material termination or suspension of marketing or development of any Company Product.

4.22 Insurance. Section 4.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.23 Certain Payments. Since January 1, 2020, none of the Company nor any of its Subsidiaries nor any of their respective directors, executives, or, to the Knowledge of the Company, any of their respective employees, Representatives, or agents (in each case acting in their capacity as such) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature in violation of Anti-Corruption Laws or (f) has corruptly offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value with knowledge that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage. At no time since January 1, 2020 has the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any potential noncompliance with any Anti-Corruption Law; to the Knowledge of the Company, been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of Anti-Corruption Laws; or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law.

4.24 Global Trade Compliance. None of the Company nor any of its Subsidiaries, nor any of their respective directors, executives, or employees, nor, to the Knowledge of the Company, any of their respective Representatives or agents (a) has, since January 1, 2020, violated any Global Trade Laws, (b) is currently a Restricted Party or (c) has, since January 1, 2020, engaged in any direct or indirect dealings or transactions in or with a Restricted Party or Restricted Country, in violation of applicable Global Trade Laws. At no time since January 1, 2020 has the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives or agents conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Global Trade Law or been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings by any Governmental Authority for violations of Global Trade Laws or received from any Governmental Authority any notice, request, or citation for any actual or potential noncompliance with any Global Trade Law.

4.25 Related Party Transactions. No current or former director, officer or controlled Affiliate of the Company or any of its Subsidiaries (a) has outstanding any Indebtedness to the Company or any of its Subsidiaries or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.26 Opinion of Financial Advisor of the Company. The Company Board has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the various qualifications, limitations, assumptions and other matters set forth therein, the Closing Amount to be paid to the Company Stockholders (other than holders of Canceled Company Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after the signing of this Agreement.

4.27 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board (or a duly authorized committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the CVR Agreement and the transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

4.28 Existing LSA.

(a) As of the date of this Agreement, the Company has duly executed and delivered Existing LSA Amendment No. 5 and Existing LSA Amendment No. 6. A true and complete copy of Existing LSA Amendment No. 5 and Existing LSA Amendment No. 6 have been provided to Parent on the date of this Agreement, and neither Existing LSA Amendment No. 5 nor Existing LSA Amendment No. 6 has been amended or modified in any manner prior to the date of this Agreement. As of the date hereof, each of Existing LSA Amendment No. 5 and Existing LSA Amendment No. 6 is a legal, valid, binding and enforceable obligation of the Company, subject to the Enforceability Exceptions, and, to the Knowledge of the Company, the other parties thereto and in full force and effect, and has not been amended, modified, withdrawn, terminated or rescinded in any respect by the Company or, to the Knowledge of the Company, the other parties thereto.

(b) As of the date of this Agreement, to the Knowledge of the Company, no event has taken place which, with or without notice, lapse of time or both, would constitute a material breach by the Company of or an Event of Default (as defined in the Existing LSA) under the Existing LSA.

(c) No Default or Event of Default (each as defined in the Existing LSA) will exist under the Existing LSA as of immediately after the consummation of the transactions contemplated hereby. Other than as consented to by Parent in writing, no amendment to the Existing LSA has been entered into in violation of Section 9(l) of Existing LSA Amendment No. 6 (as such Section 9(l) is in effect on the date of this Agreement). Except as set forth in the Existing LSA or as consented to by Parent in writing, on or after the date of this Agreement through the Closing, neither the Company nor its Subsidiaries has paid (or agreed to pay) any pecuniary consideration (whether in cash or in kind, through rate, fees, or otherwise) to the lenders or agents under the Existing LSA in exchange for any amendment, modification, consent or waiver thereunder.

(d) The Company is in compliance with its obligations under Section 7.21(a) of the Existing LSA (as amended through Existing LSA Amendment No. 5), other than to the extent such noncompliance has been waived or cured in accordance with the terms of the Existing LSA.

4.29 No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article IV, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Article IV. The Company acknowledges and agrees, individually and on behalf of each of the Company Related Parties, that (a) except for the representations and warranties of Parent and Merger Sub expressly set forth in Article V, the representations and warranties of the Carlyle Guarantor expressly set forth in the Carlyle Commitment Letter and the Carlyle Guaranty and the representations and warranties of the SKCP Guarantors expressly set forth in the SKCP Commitment Letter and the SKCP Guaranty, (i) none of Parent, Merger Sub, the other Parent Related Parties or any other Person makes, or has made, any representations or warranties relating to itself or its business, Parent, Merger Sub or their business or any other matter in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby, and none of Company or any other Company Related Party is relying or has relied on (and the Company, on behalf of itself and each other Company Related Party, expressly disclaims reliance on) any representation or warranty of any of Parent, Merger Sub and each other Parent Related Party and any other Person, and (ii) no Person has been authorized by Parent, Merger Sub or any other Parent Related Party to make any representation or warranty relating to Parent, Merger Sub or any other Parent Related Party or any of their respective businesses or any other matter in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby or any other matter, and if made, such representation or warranty must not be relied upon by the Company or any other Company Related Party or any other Person as having been authorized by Parent, Merger Sub or any other Parent Related Party, and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any other Company Related Party or any other Person in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby are not and shall not be deemed to be representations or warranties of the Parent, Merger Sub or any Parent Related Party

(and have not been relied upon by the Company, any other Company Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by Parent or Merger Sub with respect to such materials or information in an express representation or warranty of Parent or Merger Sub set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub is a duly organized entity and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially hinder the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Merger Sub are owned directly and held of record by a wholly owned subsidiary of Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective governing documents.

5.2 Authority. Each of Parent and Merger Sub has the requisite partnership or corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the CVR Agreement and to perform their respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, as applicable, and, subject to the adoption of this Agreement by the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership or corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the CVR Agreement, as applicable, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the general partner of Parent has approved this Agreement, the CVR Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement and consummate the transactions contemplated hereby, (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained herein and (iii) recommended that the sole stockholder of

Merger Sub adopt this Agreement and approve the transactions contemplated hereby (including the Offer and the Merger), in each case of clauses (a) and (b) above, by written consent. No vote of Parent’s equityholders is necessary to approve this Agreement, the CVR Agreement or any of the transactions contemplated hereby.

5.3 Schedule TO; Schedule 14D-9.

(a) The Schedule TO and the Offer Documents, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time of the commencement of the Offer and at the Acceptance Time, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will, when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, or at the time of the commencement of the Offer and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Parent’s or Merger Sub’s ability to satisfy its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub and the CVR Agreement by Parent, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective governing documents of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of Nasdaq, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound.

5.5 Litigation. There is no Legal Proceeding or governmental or administrative investigation or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

5.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Subsidiaries beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than shares beneficially owned through mutual funds or benefit or pension plans.

5.7 Financial Ability.

(a) As of the date of this Agreement, Parent has received and delivered to the Company (i) a true and complete copy of an executed equity commitment letter, dated as of the date hereof (including all exhibits, schedules, and annexes thereto, collectively, as amended, the “Carlyle Commitment Letter”), from the Carlyle Guarantor, pursuant to which the Carlyle Guarantor has committed to provide equity financing , subject to the terms and conditions set forth therein (the “Carlyle Financing”), which Carlyle Commitment Letter provides that the Company is a third-party beneficiary thereto, solely for the Financing Purposes, in accordance with the terms thereof and (ii) a true and complete copy of an executed equity commitment letter, dated as of the date hereof (including all exhibits, schedules, and annexes thereto, collectively, as amended, the “SKCP Commitment Letter” and, together with the Carlyle Commitment Letter, the “Commitment Letters”), from the SKCP Guarantors, pursuant to which the SKCP Guarantors have committed to provide equity financing, subject to the terms and conditions set forth therein (the “SKCP Financing” and, together with the Carlyle Financing, the “Financing”), which SKCP Commitment Letter provides that the Company is a third-party beneficiary thereto, solely for the Financing Purposes, in accordance with the terms thereof. The Commitment Letters have not been amended or modified in any manner prior to the date of this Agreement. As of the date hereof, each Commitment Letter is a legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other party thereto and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect by Parent or, to the Knowledge of Parent, the other party thereto. Assuming (i) the satisfaction of the conditions set forth in Annex A and Article VIII and (ii) the accuracy of the representations and warranties set forth in Article IV, the aggregate proceeds contemplated by the Commitment Letters, together with available cash of Parent and Merger Sub, will be sufficient for Merger Sub and the Surviving Corporation to satisfy all of the obligations of Parent and Merger Sub under this Agreement, including (A) paying the Closing Amount at Closing and (B) paying all fees and expenses of Parent and its Affiliates (and to the extent Parent is responsible therefor under this Agreement, any other Person) related to the transactions contemplated by this Agreement, including the Financing (collectively, the “Financing Purposes”). Other than an interim investors agreement among Parent, the Carlyle Guarantor and the SKCP Guarantors (which does not impose any additional conditions or limitations on the Financing), as of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Commitment Letters. No other Contract between the Guarantors, on the one hand, and Parent or any of its controlled Affiliates, on the other hand, contains any conditions precedent or other contingencies that would adversely affect the conditionality, enforceability or availability of the Commitment Letters with respect to all or any portion of the Financing. Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the transactions contemplated by this Agreement, including the CVR Agreement, are not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent. As of the date hereof, neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Commitment Letters and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the party of Parent or any other party thereto under any term or condition of the Commitment Letters.

(b) Concurrently with the execution of this Agreement, the Carlyle Guarantor has delivered to the Company the duly executed Carlyle Guaranty. The Carlyle Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Carlyle Guarantor. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of the Carlyle Guarantor under the Carlyle Guaranty.

(c) Concurrently with the execution of this Agreement, the SKCP Guarantors have delivered to the Company the duly executed SKCP Guaranty. The SKCP Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the SKCP Guarantors. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would constitute a default on the part of the SKCP Guarantors under the SKCP Guaranty.

(d) On the date on which the Milestone Payment shall be paid (if any), Parent will have available to it sufficient funds for the satisfaction of all of Parent’s applicable obligations under the CVR Agreement, including the payment of the applicable Milestone Payment and to pay all related fees and expenses required to be paid by Parent pursuant to the terms of the CVR Agreement.

5.8 No Other Operations. Each of Parent and Merger Sub were formed solely for the purposes of effecting the Merger. Each of Parent and Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

5.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

5.10 Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract with any holder of Company Shares who is a stockholder, director or officer of the Company pursuant to which any such holder of Company Shares (i) would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration in respect of such holder’s Company Shares or (ii) has agreed to tender its Company Shares in the Offer or vote against any Superior Proposal.

5.11 No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article V, neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of the Parent Related Parties or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Parent and Merger Sub each acknowledges and agrees, in each case individually and on behalf of each of the Parent Related Parties, that (a) except for the representations and warranties expressly set forth in Article IV (i) none of the Company, any Affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) or any other Person makes, or has made, any representations or warranties relating to itself or its business, the Company or its business or any other matter in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby, and none of Parent, Merger Sub or any other Parent Related Party is relying or has relied on (and each of Parent and Merger Sub, on behalf of itself and each other Parent Related Party, expressly disclaims reliance on) any representation or warranty of any of the Company and each other Company Related Party and any other Person except for the representations and warranties of the Company expressly set forth in Article IV of this Agreement, and (ii) no Person has been authorized by the Company or any other Company Related Party to make any representation or warranty relating to the Company or any other Company Related Party or any of their respective businesses or any other matter in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any other Parent Related Party or any other Person as having been authorized by the Company or any other Company Related Party, and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any other Parent Related Party or any other Person in connection with the entry into this Agreement or the Merger, the Offer or the other transactions contemplated hereby are not and shall not be deemed to be representations or warranties of the Company (and have not been relied upon by Parent, Merger Sub, any other Parent Related Party or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Article IV.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business of the Company. Except (a) as described in Section 6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, provided, that, Parent may, in its sole discretion, withhold its consent with respect to Section 6.1(y)(i), (ii), (iii), (iv), (xxiii)(A) or (xxv) or the Company’s payment of any bonuses to any of its employees, officers, directors or consultants in accordance with Section 6.1(y)(xiii)(C) (or Section 6.1(y)(xxx) to the extent related to the foregoing clauses) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will and will cause each of its Subsidiaries to conduct its operations in all material respects according to its ordinary course of business consistent with past practice, and the Company will and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact in all material respects its material assets, properties, Contracts, licenses and business organization and to preserve the present relationships with those Persons having material business relationships with the Company or any of its Subsidiaries; and (y) without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

(i) (x) amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational or governing documents of the Company or any of its Subsidiaries or amend or waive any provision of any agreements for the Company Warrants; (y) form any Subsidiary; or (z) enter into any joint venture, partnership, limited liability company, clinical or commercial collaboration agreement or any other material collaboration, development, partnership or similar arrangement;

(ii) issue, sell, grant options or rights to purchase, pledge, deliver, transfer, encumber or authorize or propose the issuance, sale, grant of options or rights to purchase, pledge, delivery, transfer or encumbrance, any Company Securities, other than Company Shares issuable (x) with respect to the exercise, vesting or settlement of Company Stock Awards outstanding as of the date hereof, (y) pursuant to the Company ESPP in accordance with Section 3.7(g) or (z) upon the exercise or settlement of Company Warrants outstanding as of the date hereof;

(iii) acquire, repurchase or redeem or offer to acquire, repurchase or redeem, directly or indirectly, or amend any Company Securities, other than (A) as provided by any Company Stock Plan, (B) in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of any Company Stock Award outstanding as of the date hereof, or (C) the acquisition by the Company of Company Stock Awards in connection with the forfeiture of such Company Stock Awards in accordance with the terms of such Company Stock Awards, as in effect on the date hereof;

(iv) split, combine, subdivide or reclassify any Company Securities or authorize, declare, set aside, establish a record date for, make or pay any dividend or distribution (whether in cash, stock or property) on any Company Securities (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regards to its capital stock or other equity interests);

(v) (A) acquire, including by means of a merger, consolidation, recapitalization or otherwise, any corporation, partnership, limited liability company, joint venture or other business organization, any equity interest in any of the foregoing, any real estate or all or any portion of the business, assets, properties or securities or any Person (other than, in each case, capital expenditures in accordance with subclause (xvi) below), (B) sell, lease, license, sublicense, transfer, pledge, divest or spin-off, abandon, waive, relinquish or permit to lapse or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any rights, properties or other assets of the Company or any of its Subsidiaries, except (1) sales of products or services in the ordinary course of business consistent with past practice, or (2) non-exclusive licenses entered into in the ordinary course of business, and (3) dispositions or abandonments of immaterial tangible assets in the ordinary course of business, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization, reorganization or restructuring of the Company or any of its Subsidiaries;

(vi) incur, assume or otherwise become liable or responsible for, or amend or modify the terms of, any Indebtedness, or issue or sell any debt securities of the Company or any of its Subsidiaries, including options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for Indebtedness not constituting debt for borrowed money incurred in the ordinary course of business consistent with past practice in an amount not to exceed $300,000 in the aggregate (provided that such Indebtedness is permitted to be incurred and outstanding under the Existing LSA as in effect on the date of incurrence and as of immediately after consummation of the transactions contemplated hereby);

(vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(viii) enter into any swap or hedging transaction or other derivative agreements;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (other than respect to wholly owned Subsidiaries), except for advancement of expenses under (x) any indemnification agreement made available to Parent or (y) the certificate of incorporation or bylaws of the Company;

(x) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(xi) change any annual Tax accounting period or any material Tax accounting method, amend any material Tax Return, settle any material Legal Proceeding relating to Taxes, enter into any material closing agreement with respect to Taxes, surrender any right to claim a refund of a material amount of Taxes, make, rescind or change any material Tax election, or file any request for rulings or special Tax incentives with any Governmental Authority, in each case, other than as required by applicable Law;

(xii) fail to file when due (taking into account any extensions validly granted) any material income or other Tax Return;

(xiii) except as required by the terms of a Plan in effect on the date hereof, (A) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or consultants, (B) grant any increases in the compensation or benefits (other than amounts that are individually and in the aggregate de minimis) payable to its employees, officers, directors or consultants, including annual increases in base compensation and increases in target bonus compensation, (C) pay any bonuses to any of its employees, officers, directors or consultants, (D) adopt, enter into, materially amend or terminate any Plan (other than offer letters on the Company’s standard form for new hire employees permitted to be hired under Section 6.1(xiii)(E)), (E) hire, promote or terminate any employee at (or who would be at) the level of Vice President or above (other than a termination for cause), (F) engage any consultant, other than the engagement of a consultant on an at will basis or pursuant to a consulting agreement that is terminable at will or upon no more than thirty (30) days’ notice with no Liability (other than any Liability for compensation or fees owed for services rendered prior to the date of such termination) or (G) announce or implement any redundancies in force;

(xiv) waive, release, adversely amend or fail to enforce the restrictive covenant obligations in any Contracts with any current or former employee, director, officer or consultant;

(xv) enter into any collective bargaining or similar labor Contract;

(xvi) make or authorize any capital expenditure or incur any obligations, Liabilities or Indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year set forth on Section 6.1(xvi) of the Company Disclosure Letter (pro rata based on the number of days that have elapsed from the date of this Agreement through the Closing Date) and (B) any unbudgeted capital expenditure, in an amount not to exceed, in the aggregate, $100,000;

(xvii) (A) commence any suit, action, claim or proceeding or (B) settle any suit, action, claim, proceeding or investigation other than as contemplated by Section 7.11 or a settlement that results solely in monetary obligations (net of insurance proceeds received) not in excess of $250,000 individually or $500,000 in the aggregate and without any criminal liability or any admission of any wrongdoing, wrongful conduct or fault by the Company or any of its Subsidiaries;

(xviii) abandon, sell, transfer, dispose of, cancel, knowingly allow to lapse, or fail to renew, maintain or defend, encumber, convey title (in whole or in part) or grant any right or other licenses to material Company Intellectual Property Rights other than non-exclusive licenses pursuant to Incidental Contracts entered into in the ordinary course of business and abandonment or lapse of patent applications in the ordinary course of patent prosecution;

(xix) disclose any trade secrets or other confidential information relating to any Company Product other than pursuant to a binding written confidentiality or non-disclosure agreement, and with respect to any trade secrets, with protections sufficient to protect and maintain the trade secret as a trade secret under applicable Law;

(xx) unless mandated by a Governmental Authority, (A) make any material changes to, discontinue, terminate or suspend any ongoing research and development program, clinical or preclinical trial, activity, study or process relating to a Company Product or (B) commence, alone or with any third party, any material research and development program, or initiate or undertake, or commit to initiate or undertake, any new clinical or preclinical trial, activity, study or process that has not been disclosed to Parent prior to the date of this Agreement;

(xxi) make any non-routine, material submissions or filings to the FDA or any other applicable Governmental Authority related to the Company’s business and operations or any Company Product, without, to the extent practicable and legally permissible, providing Parent with a reasonable opportunity to review and comment upon such submissions or filings, which such comments the Company shall consider in good faith;

(xxii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease; or (B) modify, amend or terminate (other than any expiration in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any rights or claims thereunder;

(xxiii) enter into any Contract, arrangement or commitment that by its terms would (A) purport to bind Parent or its Affiliates (other than, following the Closing, the Company), or (B) impose material restrictions on the assets, operations or business of the Company and its Subsidiaries or Parent or its Affiliates;

(xxiv) enter into any new line of business;

(xxv) adopt or implement any stockholder rights plan or similar arrangement;

(xxvi) terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any Permit;

(xxvii) qualify any new site for manufacturing of any Company Product;

(xxviii) fail to maintain in effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(xxix) materially accelerate the collection of any receivables or materially delay the payment of payables or any other liabilities or change its cash management policies; or

(xxx) offer, permit, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or any of its Subsidiaries at any time prior to the Acceptance Time. Prior to the Acceptance Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2 No Solicitation.

(a) Subject to Section 6.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not, shall cause its Subsidiaries, directors and officers and the directors and officers of each of its Subsidiaries not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal (except to notify any Person of the provisions of this Section 6.2), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 6.2(c)), (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 6.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, shall cause its Subsidiaries, directors and officers and the directors and officers of its Subsidiaries to, and shall use reasonable best efforts to cause its other Representatives to immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) with respect to an Acquisition Proposal. Promptly (and in any event within twenty-four (24) hours) after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, promptly, and in any event within one (1) Business Day following receipt of an Acquisition Proposal, the Company shall (i) provide Parent with written notice of such Acquisition Proposal, (ii) communicate to Parent the material terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, and (iii) provide Parent with copies of any documents provided to the Company or any of its Representatives evidencing or delivered in connection with such Acquisition Proposal (and if such communication was made orally, a reasonable detailed written summary of such communication). The Company shall keep Parent reasonably informed on a reasonably prompt basis (and in any event within one (1) Business Day) of any material developments or negotiations with respect to any such Acquisition Proposal (including the status of or any material changes to the terms and conditions of an Acquisition Proposal submitted to the Company, including by providing copies of any revised or new documents delivered to the Company or any of its Representatives evidencing or delivered in connection with such Acquisition Proposal). For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.2(b) will be subject to the terms of the Confidentiality Agreement. The Company will not enter into any agreement with any Person that prohibits the Company from providing the information to Parent required under this Section 6.2(b).

(c) Notwithstanding anything to the contrary set forth in this Section 6.2, if at any time prior to the Acceptance Time, the Company or any of its Representatives has received a bona fide written Acquisition Proposal from any Person or group of Persons that did not result from a non-de minimis breach of this Section 6.2 or Section 6.3, then if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (B) furnish information with respect to the Company and its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall substantially concurrently provide or make available to Parent any non-public information concerning the Company that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (C) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Prior to or substantially concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a duly authorized committee thereof) made pursuant to the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Section 6.2 or Section 6.3, the Company shall be permitted to terminate or waive any “standstill” provision of any such confidentiality or similar agreement to the extent such standstill provisions would prohibit a person from making an Acquisition Proposal privately to the Company Board if the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d) The Company agrees that any breach of this Section 6.2 by any of its Representatives shall be deemed to be a breach of the applicable section by the Company.

6.3 Company Board Recommendation.

(a) Subject to the terms of this Section 6.3, the Company Board (or a duly authorized committee thereof) shall recommend that the Company Stockholders accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (the “Company Board Recommendation”).

(b) Subject to Section 6.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) publicly approve, adopt, declare advisable or recommend an Acquisition Proposal or approve, adopt, recommend or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (except for an Acceptable Confidentiality Agreement relating to an Acquisition Proposal), (iii) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders or fail to publicly reaffirm the Company Board Recommendation upon written request of Parent within the earlier of three (3) Business Days prior to the then-scheduled Expiration Time or five (5) Business Days after Parent requests in writing such reaffirmation with respect to such Acquisition Proposal, or (iv) (A) if any Acquisition Proposal has been publicly disclosed, fail to publicly recommend against such Acquisition Proposal within ten (10) Business Days after a request from Parent to do so, or (B) if any tender offer or exchange offer for the outstanding Company Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by the Company Stockholders (each of clauses (i), (ii), (iii) and (iv), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed in and of itself to be a Company Board Recommendation Change, provided that in such disclosure, the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 6.3.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board (or a duly authorized committee thereof) may (i) in response to (A) the receipt of an Acquisition Proposal received after the date hereof that did not result from a non-de minimis breach of Section 6.2 or Section 6.3, or (B) the occurrence of an Intervening Event, effect a Company Board Recommendation Change, or (ii) in response to an Acquisition Proposal received after the date hereof that did not result from a non-de minimis breach of Section 6.2 or Section 6.3, terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into a definitive agreement with respect to such applicable Acquisition Proposal, provided that (1) the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (2) in the case of receipt of an Acquisition Proposal, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, or, in the case of an Intervening Event, that an Intervening Event has occurred, (3) the Company provides written notice to Parent at least five (5) Business Days prior to effecting a Company Board Recommendation Change or, solely in the case of a Superior Proposal, terminating this Agreement pursuant to Section 9.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Change of Recommendation Notice”), (4) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 9.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or, solely in the case of a Superior Proposal, the termination of this Agreement pursuant to Section 9.1(c)(ii), and (5) no earlier than the end of such five (5) Business Day period, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer during such five (5) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation Notice: (x) in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 9.1(c)(ii) following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence (but the five (5) Business Day period shall instead be two (2) Business Days) and (y) in the case of an Intervening Event, in the event of any material change to such Intervening Event, the Company shall provide a new Change of Recommendation Notice to Parent, and any Company Board Recommendation Change following delivery of such new Change of Recommendation Notice shall again be subject to clauses (3) through (5) of the immediately preceding sentence (but the five (5) Business Day period shall instead be two (2) Business Days).

(d) Nothing contained in Section 6.2 or Section 6.3 shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders if the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law, provided, however, that nothing in this Section 6.2(d) shall permit the Board of Directors to make a Company Board Recommendation Change other than in accordance with the provisions of Section 6.3(c) and, unless the Board of Directors has made a Company Board Recommendation Change in accordance with the provisions of Section 6.3(c) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Best Efforts

(a) Upon the terms and subject to the conditions set forth in this Agreement, subject to Section 7.2, each of Parent, Merger Sub and the Company shall use its best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and each of the other transactions contemplated by this Agreement, including using best efforts to (i) cause (A) each of the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and (B) each of the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable after the date of this Agreement; (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; (iii) resist, contest, appeal and remove any Legal Proceeding and have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 7.2), (iv) upon the reasonable written request of Parent or Merger Sub, obtain all necessary or appropriate Consents under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (v) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any non-de minimis Liability that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

(b) Parent agrees, on behalf of itself and its controlled Affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall cause its controlled Affiliates not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any securities or collection of assets, if doing so would or would reasonably be expected to prevent, prohibit, materially impede or materially delay the satisfaction of the conditions set forth in Clauses (B) or (C)(1) of Annex A or Section 8.2.

7.2 Antitrust Obligations.

(a) Each of Parent and the Company shall file any submission required pursuant to any Foreign Antitrust Law of the jurisdictions set forth on Section 7.2(a) of the Company Disclosure Letter as soon as practicable after the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the identification and making of such filings set forth on Section 7.2(a) of the Company Disclosure Letter, (ii) promptly use best efforts to supply the other with any information and documentary material that may be required in order to make such filings, (iii) promptly use best efforts to supply any information that reasonably may be required or requested by any Governmental Authority responsible for the enforcement of any Antitrust Law and (iv) promptly use best efforts to cause the expiration or termination of any applicable waiting periods under any Foreign Antitrust Laws as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Law, including cooperating with each other and using their respective best efforts to contest and resist any Legal Proceeding, including by defending through litigation (including through appeal) and seek to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, provided that, notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub and their respective Affiliates shall not be obligated to, and the Company shall not without the prior written consent of the Parent, take any action involving (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of assets or businesses or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates), (B) amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates), or (C) otherwise taking or committing to take actions with respect to any of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), including any obligation to provide prior notification to Governmental Authorities for transactions that would not otherwise be required under any Antitrust Laws or to seek approvals from Governmental Authorities for future transactions, provided further that, at Parent’s express written request, the Company shall and shall cause its Affiliates to take the foregoing actions so long as they are conditioned on the occurrence of the Acceptance Time. Further, and for the avoidance of doubt, neither party without the written consent of the other shall agree to enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly inform outside counsel for the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give outside counsel for each other reasonable advance notice of all meetings and conference calls with any Governmental Authority relating to the Offer or the Merger, (ii) give outside counsel for each other an opportunity to participate in each of such meetings and conference calls, (iii) keep outside counsel for the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide outside counsel for each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide outside counsel for each other with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide outside counsel for each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (B) and (C)(1) of Annex A and Section 8.2. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required or advisable under applicable Law and any materials disclosed may be redacted to remove references concerning the valuation of the Company or the confidential competitively sensitive business information of any party, or to address privilege concerns.

(c) Notwithstanding anything in this Agreement to the contrary, Parent shall after good faith consultation with the Company and after considering in good faith the Company’s views and comments, develop, direct and control the (i) strategy for obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods so as to enable the Closing to occur as promptly as reasonably practicable, (ii) response to any request from, inquiry by or investigation by (including the timing, nature and substance of all such responses) any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (iii) strategy for the defense and settlement of any proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law.

7.3 Merger. Following the Acceptance Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, none of Parent, Merger Sub or the Company shall, and each shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

7.4 Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger, the Offer or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company expressly permitted by Section 6.3 (including to announce a Company Board Recommendation Change in accordance with Section 6.3) but subject to compliance in all respect with Section 6.3 (it being understood, for the avoidance of doubt, that nothing in this Section 7.4 shall limit the Company’s obligations under Section 6.2 or Section 6.3), (c) statements consistent with any release, filing disclosure or other public statements previously made in accordance with this Section 7.4 or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, in each case, to the extent that such statements are not inconsistent in form and substance with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 7.4, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. Prior to making any written (or prepared broad-based) communications to the officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement or compensation or benefits that are payable or to be provided following the Effective Time, the Company shall provide Parent with a copy of the intended communication (or written summary of any prepared broad-based oral communication) and the Company shall provide Parent a reasonable period of time to review and comment on the communication, and the Company shall consider any timely comments in good faith.

7.5 Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to this Agreement, the Merger, the Offer or any other transactions contemplated by this Agreement, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing. Neither Parent, Merger Sub nor the Company will take any action that would cause this Agreement, the Merger, the Offer or the other transactions contemplated by this Agreement to be subject to the requirements imposed by any such takeover or similar Laws.

7.6 Access.

(a) During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Acceptance Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the properties, books, records and personnel of the Company and its Subsidiaries, in each case, for the purposes of transition and integration planning during such period (and not for the purpose of any actual or potential adverse action or dispute between the parties or their Affiliates) and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or any of its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party existing as of the date of this Agreement, (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (d) such documents or information relate to the valuation of the Company in connection with this Agreement. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 7.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s reasonable security measures, and shall not include the right to perform invasive testing without the Company’s prior written consent. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6(a). Nothing in this Section 7.6(a) shall be construed to require the Company or any Representatives of any of the foregoing to prepare any new appraisals or opinions.

(b) The Company shall notify Parent (x) substantially concurrently when it notifies the agent under the Existing LSA, of the occurrence of any Default or Event of Default (each as defined in the Existing LSA) under the Existing LSA and (y) within one (1) Business Day of the receipt of any notice from the agent or any lender under the Existing LSA of the occurrence of a Default or Event of Default (each as defined in the Existing LSA) under the Existing LSA. The Company shall deliver to Parent copies of any financial reports, financial information, compliance certificates or similar information delivered pursuant to Sections 7.1(a) through (d) or Section 7.1(l) of the Existing LSA substantially concurrently with delivery thereof to the agent under the Existing LSA (it being agreed among the parties that any extensions granted by the agent thereunder shall automatically apply to any delivery requirement under this Section 7.6(b)).

7.7 Section 16(b) Exemption The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and for a period of six (6) years following the Effective Time, the Surviving Corporation and the Surviving Corporation’s Subsidiaries shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements that have been made available to Parent prior to the date hereof between (A) the Company and its Subsidiaries and any of their current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, manager, partner, trustee or other fiduciary of any of the foregoing at the request of the Company or any of its Subsidiaries, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of any Subsidiary of the Company, in each case as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall cause the certificates of incorporation and bylaws of the Surviving Corporation and its Subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner that is material and adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b) Without limiting the generality of the provisions of Section 7.8(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as (or the fact that such Indemnified Person is or was) a director or officer of the Company or other controlled Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director or officer of the Company or its controlled Affiliates or at the request of the Company and its Subsidiaries as such (including as a fiduciary with respect to any employee benefit plan) of another Person (regardless, in each case, of whether such action or omission, or alleged action or omission, occurred prior to or at the Effective Time), (ii) any of the transactions contemplated by this Agreement or (iii) the enforcement of any of the rights of such Indemnified Person (or his or her heirs or legal representatives) under this Section 7.8, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Surviving Corporation or any of its Subsidiaries a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 7.8(b), then the obligations of the Surviving Corporation and its Subsidiaries under this Section 7.8 shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following a request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification therefor hereunder.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Corporation shall not be required to pay total premium for the D&O Insurance for such six (6) year term in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement (the “Maximum Amount”), but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid D&O Insurance “tail” policies have been obtained by the Company prior to the Effective Time, provided that in no case shall the total premium for such policies exceed the Maximum Amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d) Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, the provisions of this Section 7.8 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, the Surviving Corporation shall make proper provision so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations thereof set forth in this Section 7.8, unless such assumption occurs by operation of law.

(f) This Section 7.8 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to materially and adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 7.8 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.9 Employee Matters.

(a) [Reserved]

(b) For a period of six (6) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual target cash bonus opportunity that is not less than the annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (iii) retirement, medical, dental and vision benefits (other than defined benefit pension benefits or retiree welfare benefits) that are, taken as a whole, no less favorable in the aggregate to such retirement, medical, dental and vision benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c) To the extent that a Plan or any other employee benefit plan (excluding equity, equity-based or severance benefits) of Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company, its Affiliates or their respective predecessors prior to the Effective Time for all purposes (including for eligibility to participate, vesting and entitlement to (or level of) benefits where length of service is relevant); provided, however, that such service need not be credited (i) for purposes of any defined benefit plan, (ii) to the extent that it would result in duplication of coverage or benefits, or (iii) to the extent such service was not credited under the applicable comparable Plan prior to the Effective Time. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to), to the extent permitted by applicable Law, use commercially reasonable efforts to provide that (x) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the

Effective Time (such plans, collectively, the “Old Plans”); (y) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (z) the accounts of such Continuing Employees under any New Plan that is a flexible spending plan are credited with any unused balance in the account of such Continuing Employee under the applicable Old Plan.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, or (ii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 7.9 shall create such rights in any such Persons.

7.10 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform, satisfy and discharge on a timely basis their respective covenants, obligations and liabilities under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

7.11 Certain Litigation. The Company shall promptly (and in any event within two (2) Business Days) advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors or officers (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding, including as to the proposed strategy and other significant decisions with respect to such Legal Proceedings. The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Legal Proceedings and the opportunity to consult with the Company (and the Company shall consider in good faith any recommendation made by Parent), regarding, and participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company shall not agree to any such compromise or settlement, or file any supplemental disclosure to moot or otherwise address the claims in any Legal Proceeding without Parent’s prior written consent.

7.12 Delisting. Each of the parties agrees to reasonably cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from Nasdaq and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time. If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act prior to the first Business Day that is at least 10 days after the Closing Date, the Company will deliver to Parent at least five Business Days prior to the Closing a substantially final draft of any such reports, which shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading and shall comply in all material respects with the provisions of applicable Laws.

7.13 14d-10 Matters. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall have taken all steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, any agreement, plan, program, arrangement or understanding entered into or established by the Company or its Subsidiaries with or on behalf of its officers, directors or employees, in each case, at or prior to the Expiration Time, including any amendment or modification thereto, and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such agreement, plan, program, arrangement or understanding.

7.14 Sole Stockholder Consent. Promptly (and in any event within 24 hours) following the execution and delivery of this Agreement by each of the parties hereto, Parent shall cause the sole stockholder of Merger Sub to duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

7.15 Tax Cooperation. Prior to the Closing Date, the parties and their agents and Affiliates shall cooperate in good faith with each other regarding the Tax treatment of and reporting with respect to the CVR Agreement and payments in the form of or with respect to any CVR.

7.16 FIRPTA. At or prior to Closing, the Company shall deliver to Parent a certificate issued by the Company conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with an executed form of notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to Parent; provided, notwithstanding anything to the contrary in this Agreement¸ that if the Company fails to deliver such a certificate, Parent’s sole and exclusive remedy is to deduct and withhold from any amounts payable pursuant to this Agreement and the CVR Agreement as required by Tax Laws under Section 3.8(e).

7.17 Notifications. The Company shall deliver prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any of the conditions in Article VIII or Annex A to not be satisfied (or not be capable of being satisfied as of the Expiration Time (with respect to the conditions in Annex A) or as of the Effective Time (with respect to the conditions in Article VIII)) and (ii) any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger.

7.18 Resignations. The Company shall use its reasonable best efforts to obtain and provide to Parent, on or prior to the Closing Date, to the extent requested in writing by Parent at least ten (10) Business Days prior to the Closing Date, resignation letters, effective as of and contingent upon the Effective Time, from each of the directors and officers of the Company as requested by Parent, resigning from such position as a director or officer of the Company.

ARTICLE VIII

CONDITIONS TO THE MERGER

The respective obligations of each of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

8.1 Purchase of Company Shares. Merger Sub shall have irrevocably accepted for payment all of the Company Shares validly tendered and not validly withdrawn pursuant to the Offer and Merger Sub shall have consummated the Offer.

8.2 No Legal Prohibition. The consummation of the Merger shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Authority of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits or makes illegal the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if (A) the Acceptance Time shall not have occurred on or before April 25, 2025 (the “Initial Termination Date” and as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Termination Date”) for any reason, provided, however, that (x) if as of the Initial Termination Date all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the Minimum Condition and the conditions in Clause (B) of Annex A and Clause (C)(1) of Annex A (only to the extent the applicable Law or Order relates to an Antitrust Law)), then the Termination Date shall automatically be extended to May 23, 2025 (the “First Extended Termination Date”)), and (y) if as of the First Extended Termination Date all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the Minimum Condition and the conditions in Clause (B) of Annex A and Clause (C)(1) of Annex A (only to the extent the applicable Law or Order relates to an Antitrust Law)), then the Termination Date shall automatically be extended to June 20, 2025 (the “Second Extended Termination Date”); or (B) the Offer shall have expired and not have been extended in accordance with Section 2.1(d)(ii) without acceptance for payment of the Company Shares tendered in the Offer; provided, however, that the right to terminate this Agreement pursuant to either clause (A) or (B) of this Section 9.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been the principal cause of the failure of the Acceptance Time to occur on or before the date of such termination; or

(ii) if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Offer or the Merger by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal (A) prior to the Acceptance Time, the consummation of the Offer, or (B) prior to the Effective Time, the consummation of the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose breach of its obligations under this Agreement has been the principal cause of such Order or Law;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), and (C) such breach, failure to perform or inaccuracy of Parent and/or Merger Sub is not capable of being cured by the Termination Date or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy;

(ii) (A) the Company Board (or a duly authorized committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3 in order to concurrently enter into a binding definitive agreement providing for the consummation of a Superior Proposal, and (B) the Company pays Parent immediately before or simultaneously with and as a condition to such termination the Company Termination Fee payable to Parent pursuant to Section 9.3(c)(ii);

(iii) Merger Sub shall have failed to commence the Offer when required to do so in accordance with the terms of Article II within three (3) Business Days of the applicable time specified therein; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(iii) if the Company’s breach of its obligations under this Agreement was the principal cause of such failure to commence the Offer; or

(iv) at any time following the Expiration Time, (A) the conditions set forth in Annex A have been fully satisfied or validly waived at or prior to the Expiration Time (after giving effect to any extensions thereof in accordance with this Agreement), (B) Merger Sub shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer in accordance with Article II, (C) the Company shall have delivered written notice to Parent of the Company’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iii) if Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days following the date of the Company’s delivery of such notice (with such notice stating the basis for such termination), and (D) Merger Sub fails to consummate (as defined in Section 251(h) of the DGCL) the Offer within three (3) Business Days after the notice in clause (C) has been provided.

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 9.1(c), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in clause (C)(3) of Annex A to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Expiration Time, or any of the representations and warranties of the Company set forth in this Agreement shall have been or becomes inaccurate, such that the condition set forth in clause (C)(2) of Annex A would not be satisfied if such inaccuracy were continuing as of immediately prior to the Expiration Time, and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the Termination Date or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred; or (B) the Company or its Representatives shall have, in any non-de minimis respect, breached their obligations under Section 6.2 or Section 6.3.

9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties, or the Parent Related Parties or the Company Related Parties) to the other party or parties hereto, as applicable, except (a) the penultimate sentence of Section 7.6(a), this Section 9.2, Section 9.3 and Article X and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) subject to Section 9.3(e), Section 9.3(g), Section 9.3(h), Section 10.8(c) and Section 10.8(d), that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any actual and intentional fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and such party shall have the right to seek damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company and the Company Stockholders). The parties hereto acknowledge and agree that, subject to and without limiting Section 9.3(g)(ii), Section 9.3(h) and Section 10.8(c), to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company Stockholders as of the date on which this Agreement is terminated in respect of Company Shares.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Transfer Taxes. Except as expressly provided in Section 3.8, all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be paid by Parent and Merger Sub when due. Parent and Merger Sub shall prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(c) Company Termination Fee. The Company shall pay to Parent $1,500,000 (the “Company Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) (Termination Date) or by Parent pursuant to Section 9.1(d)(i) (Breach Termination); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, (x) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been publicly withdrawn or otherwise publicly abandoned without qualification at least three (3) Business Days prior to the Expiration Time or (y) an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been made to the Company Board or senior management of the Company and, in either case, shall not have been withdrawn or otherwise abandoned without qualification at least three (3) Business Days prior to the Expiration Time; and (C) within twelve (12) months following such termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or consummates an Acquisition Proposal, in which case the Company Termination Fee shall be payable substantially concurrently with the consummation of such Acquisition Transaction, provided that any amount previously paid to Parent pursuant to Section 9.3(f) shall be credited towards the payment of the Company Termination Fee under this Section 9.3(c)(i);

(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) (Superior Proposal), in which case the Company Termination Fee shall be payable concurrently with or prior to (and in any event as a condition of) such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii) (Company Board Recommendation Change or Breach of No Solicitation/Company Board Recommendation), in which case the Company Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 9.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty percent (20%)” and “eighty percent (80%)” shall each be deemed to be references to “fifty percent (50%).”

(d) Parent Termination Fee. Subject to Section 9.3(g)(ii), Parent shall pay the Parent Termination Fee owing to the Company, by wire transfer of immediately available funds (which the Company hereby directs Parent to pay on the Company’s behalf in full and final satisfaction thereof, and which Parent hereby agrees to pay at the Company’s direction and on its behalf, to the Hercules account set forth in Section 9.3(d) of the Company Disclosure Letter) in the event that this Agreement is terminated by the Company or Parent after the First Extended Termination Date pursuant to Section 9.1(b)(i)(A) and at the time of such termination all of the Offer Conditions shall have been satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time, and (ii) the conditions in Clause (B) of Annex A and Clause (C)(1) of Annex A (only to the extent the applicable Law or Order relates to an Antitrust Law)). Hercules Capital, Inc., a Maryland corporation (“Hercules”), is intended to be a third party beneficiary of this Section 9.3(d), subject to the terms and conditions of this Agreement.

(e) Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f) Expense Reimbursement. If this agreement is terminated by (x) Parent pursuant to Section 9.1(d)(i) or (y) either Parent or the Company pursuant to Section 9.1(b)(i), provided that at the time of Company’s termination pursuant to Section 9.1(b)(i), this Agreement is terminable by Parent pursuant to Section 9.1(b)(i) and, in the case of clause (y), all of the Offer Conditions set forth in clauses (B) and (C)(1) of Annex A were satisfied (other than those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time) or validly waived at the Expiration Time, the Company shall pay to Parent by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, an amount equal to Parent and Merger Sub’s costs and expenses (including attorneys’ fees and expenses) actually incurred by Parent or Merger Sub on or prior to the termination of this Agreement (the “Expense Reimbursement Amount”), up to an amount not to exceed $300,000 in the aggregate.

(g) Termination Fee as Exclusive Remedy.

(i) The parties acknowledge that the agreements contained in Section 9.3(c) and Section 9.3(f) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 9.3(g)(i), in the event the Agreement is terminated under the circumstances in which the Company Termination Fee is payable pursuant to the terms hereof and is accepted by Parent: (i) the payment by the Company of the Company Termination Fee pursuant to Section 9.3(c) (including, in each case, any additional amount payable pursuant to this Section 9.3(g)(i)) and the amount payable pursuant to Section 9.3(f) (including, in each case, any additional amount payable pursuant to this Section 9.3(g)(i)), if applicable, shall be the sole and exclusive remedy of Parent, Merger Sub and each other Parent Related Party arising out of this Agreement or any of the transactions contemplated hereby, and any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. If the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company for the payment set forth in this Section 9.3, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing, payment of the Company Termination Fee or the Expense Reimbursement Amount will not relieve the Company from liability for any actual and intentional fraud or Willful Breach.

(ii) The parties acknowledge that the agreements contained in Section 9.3(d) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 9.3(g)(ii), in the event the Agreement is terminated under the circumstances in which the Parent Termination Fee is payable pursuant to the terms hereof and is accepted by the Company, the payment by Parent of the Parent Termination Fee pursuant to Section 9.3(d) (including, in each case, any additional amount payable pursuant to this Section 9.3(g)(i)), if applicable, shall be the sole and exclusive remedy of the Company and each other Company Related Party arising out of this Agreement or any of the transactions contemplated hereby, and any loss suffered as a result of the failure of the Offer, the Merger or any other transactions contemplated hereby to be consummated. Notwithstanding anything to the contrary herein, in the event the Agreement is terminated under the circumstances in which the Parent Termination Fee would otherwise be payable pursuant to the terms hereof, the Company shall have the right, subject to Hercules’ consent, to elect to pursue a claim for monetary damages in connection with Parent’s or Merger Sub’s actual and intentional fraud or Willful Breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or other agreements set forth in this Agreement rather than accept payment of the Parent Termination Fee. If Parent fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Company commences a Legal Proceeding which results in a judgment against Parent for the payment set forth in this Section 9.3, Parent shall pay to the Company its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, up to an amount not to exceed $300,000 in the aggregate.

(h) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy, whether at law, in equity, in contract, in tort or otherwise, of the Company, the Company Related Parties and any other Person against Parent, Merger Sub or any Parent Related Party for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of (A) this Agreement, the Transaction Documents or any of the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith and the transactions contemplated hereby or thereby, (B) the transactions contemplated by this Agreement or any other Transaction Document, including the Offer, the Merger and the Financing, (C) the negotiation, execution or performance or non-performance of any of the foregoing, (D) the failure of the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the other Transaction Documents to occur (including the funding of the Financing and, in any case, whether willfully, intentionally, unintentionally or otherwise), or the termination of this Agreement or any other Transaction Document or any matter forming the basis for such termination, (E) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement, the Transaction Documents or any certificate or other document executed or delivered in connection herewith or therewith or (F) any oral or written representation made or alleged to have been made in connection with any of the foregoing (collectively, the “Transaction Claims”), shall be the Company’s right (i) to specific performance if and to the extent expressly permitted by Section 10.8, (ii) to terminate this Agreement in accordance with Section 9.1(b)(i)(A), subject to the terms of Section 9.3(d), and receive payment of the Parent Termination Fee, if applicable, plus any amount due under Section 9.3(g)(ii), if applicable, or (iii) subject to Section 9.3(g)(ii) and the last sentence of this Section 9.3(h), to seek recovery of damages incurred or suffered as a result of Parent’s or Merger Sub’s actual and intentional fraud or Willful Breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or other agreements set forth in this Agreement, and, in each case, Parent and Merger Sub will not (nor will any other Parent Related Party) have any other liability or obligation to the Company or any other Company Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event that the Parent Termination Fee is paid to and accepted by the Company in accordance with Section 9.3(d), then the only other remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company and the Company Related Parties against Parent or the Parent Related Parties for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, liability or damage in connection with, relating to or arising out of any of the Transaction Claims shall be to receive the amounts contemplated by Section 9.3(g)(ii), if any, subject to the terms thereof. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the maximum aggregate liability, whether at law, in equity, in contract, in tort or otherwise and with respect to any other payment in connection with any Transaction Document or otherwise, of the Parent Related Parties collectively (including with respect to the Parent Termination Fee, monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed (i) in the event the Parent Termination Fee is payable, the sum of the Parent Termination Fee plus any additional amount, if any, due under Section 9.3(g)(ii), and (ii) under any other circumstances, an amount equal to $10,000,000 (ten million dollars); provided that the foregoing limitation shall not relieve PJC from any Liability for any breaches of the Confidentiality Agreement.

9.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. Additionally, the provisions of this Agreement relating to the Parent Termination Fee may not be amended in a manner adverse to the Company or Hercules without the prior written consent of Hercules.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section 10.2):

(a)	if to Parent or Merger Sub, to:

c/o The Carlyle Group

One Vanderbilt Avenue

New York, NY 10017

Attention: Joe Bress; Zachary Marshall

Email: Joe.Bress@carlyle.com; Zachary.Marshall@carlyle.com

c/o SK Capital Partners, LP

430 Park Avenue, 18th Floor

New York, NY 10022

Attention: Aaron Davenport, Santiago Nielsen and James Gaven

Email: adavenport@skcapitalpartners.com;

snielsen@skcapitalpartners.com; jgaven@skcapitalpartners.com with copies (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

222 Berkeley Street, Suite 2000

Boston, MA 02116

Attention: Gregg Griner

Email: ggriner@orrick.com

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Avenue NW

Washington, DC 20037

Attention: Tony Chan

Email: tychan@orrick.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark A. Stagliano

Email: MAStagliano@wlrk.com

Kirkland & Ellis LLP

98 SE 7th St, Suite 700

Miami, Florida 33131

Attention: Matthew S. Arenson, P.C.

Telephone: (305) 432-5757

E-mail: matthew.arenson@kirkland.com

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention: Justin L. Joffe

Telephone: (312) 862-3399

Email: justin.joffe@kirkland.com

(b)	if to the Company, to:

455 Grand Union Boulevard

Somerville, Massachusetts 02145

Attention: Andrew Obenshain

Email: AObenshain@bluebirdbio.com

with copies (which shall not constitute notice) to:

455 Grand Union Boulevard

Somerville, Massachusetts 02145

Attention: Joseph Vittiglio

Email: joe.vittiglio@bluebirdbio.com

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: R. Scott Shean; Andrew Clark; Brian R. Umanoff

Email: scott.shean@lw.com; andrew.clark@lw.com;

brian.umanoff@lw.com

10.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent or Merger Sub may assign, in its sole discretion, any and all of its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement.

Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that PJC and the Company have previously executed a Confidentiality Agreement, dated as of November 14, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms, provided that the parties agree that the Confidentiality Agreement shall terminate automatically upon the occurrence of the Effective Time.

10.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the CVR Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6 Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.8, (b) subject to Section 9.2, Section 9.3(h), Section 10.8(c) and the last sentence of this Section 10.6, following the termination of this Agreement, the right of the Company, on behalf of the Company Stockholders, with respect to damages (including damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders), (c) from and after the Acceptance Time, the rights of the Company Stockholders pursuant to the Offer to receive the Offer Price, as provided in Article II and in accordance with the Offer, (d) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Securities to receive the Merger Consideration, RSU Closing Consideration, or PSU Closing Consideration, as applicable, as provided in Article III and (e) for Hercules, as and to the extent expressly contemplated by the terms and provisions of Section 9.3(d) or Section 9.4. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 10.6 and the provisions of Section 9.2 with respect to the recovery of monetary damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Offer and the Merger be effected as originally contemplated to the fullest extent possible.

10.8 Remedies.

(a) Except as otherwise provided herein and subject to Section 9.3(g) and Section 9.3(h), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree, subject to Section 9.3(g) and Section 9.3(h), that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that, in no event shall Parent or Merger Sub be entitled to both the payment of the Company Termination Fee or the expense reimbursement contemplated by Section 9.3(f), on the one hand, and specific performance requiring the consummation of the Offer and/or the Merger, on the other hand.

(c) For the avoidance of doubt, although the Company may pursue both a grant of specific performance to the extent permitted by this Section 10.8 and the payment of the Parent Termination Fee and/or monetary damages pursuant to and in accordance with Section 9.2 (but subject to Section 9.3(h)), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (x) both (i) a grant of specific performance to cause the Financing to be funded (whether under this Agreement or the Commitment Letters) or other equitable relief, on the one hand, and (ii) payment of any monetary damages or the Parent Termination Fee, on the other hand; or (y) both (i) payment of any monetary damages, on the one hand, and (ii) payment of the Parent Termination Fee, on the other hand.

(d) Notwithstanding the foregoing provisions of this Section 10.8 or anything else to the contrary in this Agreement or any Transaction Document, in no event shall the Company or any Company Related Party be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Financing to be funded (whether under this Agreement or the Commitment Letters) or cause Parent or Merger Sub to consummate the Offer and/or the Merger (including to pay all or any portion of the Offer Price and/or the Merger Consideration) unless and only if: (i) (A) with respect to the Offer and payment of the Offer Price and the Financing related thereto, all conditions in Annex A were satisfied (other than those conditions that by their terms are to be satisfied at the Expiration Time, but subject to such conditions being able to be satisfied if the Expiration Time were to occur at such time) or validly waived at the Expiration Time or (B) with respect to the Merger, the payment of the Merger Consideration and the Financing related thereto, the conditions set forth in Article VIII were satisfied or validly waived at the Closing (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to such conditions being able to be satisfied if the Effective Time were to occur at such time), (ii) Parent and Merger Sub shall have failed to (A) consummate the Offer by the date they are required to do so pursuant to Section 2.1(e) or (B) consummate the Merger by the date they are required to do so pursuant to Section 3.3, (iii) the Company shall have irrevocably confirmed in writing to Parent that if specific performance is granted and the Financing is funded, then the Offer Acceptance Time and the Closing will occur substantially simultaneously with the drawdown of the Financing (and the Company has not withdrawn, modified or conditioned such confirmation) and the Company is prepared, willing and able to effect the Closing and the other transactions contemplated hereunder, and (iv) Parent and Merger Sub fail to complete the Closing within three (3) Business Days after delivery of such irrevocable written confirmation. Notwithstanding anything in this Agreement to the contrary, the Company may only enforce the obligations of (w) the SKCP Guarantors under the SKCP Guaranty if it concurrently enforces the obligations of the Carlyle Guarantor pursuant to the Carlyle Guaranty to the extent that the Carlyle Guarantor has not performed its obligations under the Carlyle Guaranty, (x) the Carlyle Guarantor under the Carlyle Guaranty if it concurrently enforces the obligations of the SCKP Guarantors pursuant to the SKCP Guaranty to the extent that the SKCP Guarantors have not performed their obligations under the SKCP Guaranty, (y) the SKCP Guarantors under the SKCP Commitment Letter if it concurrently enforces the obligations of the Carlyle Guarantor pursuant to the Carlyle Commitment Letter to the extent that the Carlyle Guarantor has not performed its obligations under the Carlyle Guaranty, and (z) the Carlyle Guarantor under the Carlyle Commitment Letter if it concurrently enforces the obligations of the SKCP Guarantors pursuant to the SKCP Commitment Letter to the extent the SKCP Guarantors have not performed their obligations under the SKCP Guaranty.

10.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect.

10.13 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, the Company, on behalf of itself and the Company Related Parties, agrees that this Agreement and the other Transaction Documents may only be enforced against, and any claim, action, suit or other Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful Breach), intentional, unintentional or otherwise), loss, Liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Parent Related Party other than Parent or Merger Sub (a “Non-Recourse Party”) shall have any liability or obligation for any Liabilities of any Person, including any party to this Agreement or any other Transaction Document, under this Agreement or any Transaction Document or for any claim or Legal Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, other than the obligations of the Carlyle Guarantor solely in accordance with, and subject to the terms and conditions of, the Carlyle Guaranty, and the obligations of the SKCP Guarantors solely in accordance with, and subject to the terms and conditions of, the SKCP Guaranty. In furtherance and not in limitation of the foregoing, the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby or any Transaction Claims shall be sought or had against any other party to this Agreement, the other Transaction Documents, any Non-Recourse Party or any other Person, except for claims that the Company may assert (subject in all respects to the limitations set forth in Section 9.2, Section 9.3(h), Section 10.8 and this Section 10.13) (v) against PJC, solely in accordance with, and subject to the terms and conditions of, the Confidentiality Agreement, (w) against the Carlyle Guarantor, solely in accordance with, and subject to the terms and conditions of, the Carlyle Guaranty (subject to the last sentence of Section 10.8(d)), (x) against the SKCP

Guarantors, solely in accordance with, and subject to the terms and conditions of, the SKCP Guaranty (subject to the last sentence of Section 10.8(d)), (x) against the Carlyle Guarantor under the Carlyle Commitment Letter for specific performance of the obligation of the Carlyle Guarantor to fund its commitment under the Carlyle Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the Carlyle Commitment Letter (subject to the last sentence of Section 10.8(d)), (y) against the SKCP Guarantors under the SKCP Commitment Letter for specific performance of the obligation of the SKCP Guarantors to fund their commitment under the SKCP Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the SKCP Commitment Letter (subject to the last sentence of Section 10.8(d)), or (z) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement.

10.14 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

10.16 Securities Contract. The parties hereto intend for (a) the Merger and the Offer to be a “securities contract” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto (and with respect to the Company, the stockholders of the Company) to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, including because they are customers of the Paying Agent, a financial institution with the meaning of Section 101(22) of the Bankruptcy Code, acting as agent for the parties in connection with the Merger and the Offer, (b) a party’s right to liquidate, terminate or accelerate the Merger and the Offer and to exercise any other remedies upon the occurrence of any default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (c) each payment and delivery of cash, securities or other property hereunder to another party hereto, and with respect to the Company, the stockholders of the Company, to constitute a “margin payment” or “settlement payment” and a “transfer made in connection with a securities contract” as defined in the Bankruptcy Code. Parent and Company will appoint Paying Agent as promptly as practicable (and in any event prior to the Closing Date), who shall be a financial institution within the meaning of Section 101(22) of the Bankruptcy Code, and all payments and deliveries of cash, securities or other property hereto to another party hereto shall be settled and otherwise transacted through the Paying Agent.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

BEACON PARENT HOLDINGS, L.P.

By: Beacon General Partner, LLC, its general partner

/s/ Joe Bress
Name: Joe Bress
Title:	President & Chief Executive Officer

BEACON MERGER SUB, INC.

/s/ Joe Bress
Name: Joe Bress
Title:	President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

BLUEBIRD BIO, INC.

By:	/s/ Andrew Obenshain
Name:	Andrew Obenshain
Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of February 21, 2025 (the “Agreement”), by and among Beacon Parent Holdings, L.P., a Delaware limited partnership (“Parent”), Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and bluebird bio, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Agreement, in the event that, as of the Expiration Time (A) the Minimum Condition shall not have been satisfied; (B) any of the required regulatory approvals applicable to the transactions contemplated by this Agreement under any Foreign Antitrust Law of the jurisdictions set forth on Section 7.2(a) of the Company Disclosure Letter shall not have been obtained; or (C) any of the following shall not have been satisfied or waived by Parent or Merger Sub (to the extent such waiver is permitted by applicable Law):

(1) no Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Expiration Time and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Company Shares by Parent or Merger Sub, or the Merger;

(2) (i) the representations and warranties of the Company contained in Section 4.9(a), Section 4.28(c) and Section 4.28(d) of the Agreement shall be true and correct in all respects both as of the date of the Agreement and as of the Expiration Time as though made as of such time; (ii) the representations and warranties of the Company contained in the first three sentences of Section 4.2(a), the first sentence of Section 4.2(b), Section 4.2(c)(i) and Section 4.2(c)(ii) and Section 4.11 of the Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) both as of the date of the Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which

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case, as of such earlier date); (iii) the representations and warranties of the Company contained in Section 4.1, Section 4.2 (other than the first three sentences of Section 4.2(a)), the first sentence of Section 4.2(b), Section 4.2(c)(i) and Section 4.2(c)(ii)) Section 4.3, Section 4.4, Section 4.5, Section 4.6(a) (solely as to the Company), Section 4.26 and Section 4.28 (other than Section 4.28(c) and Section 4.28(d)) of the Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein), shall be true and correct in all material respects both as of the date of the Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) any other representation and warranty of the Company contained in Article IV of the Agreement (in each case, without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects both as of the date of the Agreement and as of the Expiration Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except, solely in the case of this clause (iv), where the failure to be so true and correct has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

(3) the Company shall have complied with and performed in all material respects all agreements and covenants to be complied with, or performed, by it under the Agreement at or prior to the Expiration Time;

(4) since the date of the Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(5) the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in clauses (C)(2), (C)(3) and (C)(4) have been satisfied as of the Expiration Time; and

(6) the Agreement shall have not been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Merger Sub and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the conditions set forth in clauses (A) and (C)(6)), may be asserted by Parent or Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time prior to the Acceptance Time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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ANNEX B

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

See attached.

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ANNEX C

BYLAWS OF THE SURVIVING CORPORATION

See attached.

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ANNEX D

CVR AGREEMENT

See attached.

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Annex D

Final Form

CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of [•], 2025, between Beacon Parent Holdings, L.P., a Delaware limited partnership (“Parent”), [•]1, a [•], as Rights Agent and, solely for purposes of Section 6.13, the Surviving Corporation.

INTRODUCTION

WHEREAS, Parent, Beacon Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and bluebird bio, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of February 21, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Shares”) and (b) following the acceptance for payment of the Company Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”); and

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Company Shares (other than Canceled Company Shares and Dissenting Company Shares, each as defined in the Merger Agreement) and holders of Company RSU Awards and Company PSU Awards (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment, without interest, hereinafter described upon the achievement of the milestone hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of the outstanding CVRs as set forth in the CVR Register.

[1]	Note to Draft: Rights Agent to be selected in accordance with the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided, that in no event shall Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries be considered an Affiliate of Carlyle Investment Management L.L.C. (“CIM”), or any limited partner or manager thereof, any investment fund advised, controlled, managed or affiliated with CIM or any portfolio company of any investment fund advised, controlled, managed or affiliated with CIM, nor shall CIM or any limited partner or manager thereof, any investment fund advised, controlled, managed or affiliated with CIM or any portfolio company of any investment fund advised, controlled, managed or affiliated with CIM be considered to be an Affiliate of Parent, Merger Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries.

“Applicable Accounting Standard” means, with respect to a party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, which principles are currently used at the applicable time by a party or its Affiliates in the preparation of the consolidated financial statements of a party or its Affiliates and as consistently applied throughout the periods involved.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Somerville, Massachusetts are authorized or required by applicable law or executive order to close.

“Calendar Year” means the period of twelve (12) consecutive months beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent) or (b) a merger, consolidation or other business combination or other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power (or the voting power of the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity) immediately after such transaction, in the case of each of the foregoing clauses (a) and (b), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Closing” shall have the meaning assigned to such term in the Merger Agreement.

“Closing Date” shall have the meaning assigned to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the level of efforts that is consistent with the level of efforts, including expenditure of resources, that a bio-pharmaceutical company of comparable size and resources to Parent and its controlled Affiliates would typically devote to marketing and selling a product of similar commercial value, actual or anticipated profitability and market potential and at a similar stage of product lifecycle, taking into account all relevant factors, which may include the existence of other third party competitive products in the market place or under development, safety and efficacy, tolerability, product profile, risk profile, manufacturing and supply chain, anticipated or actual market conditions and market position, probability of success, actual or likely pricing and reimbursement rates, cost of goods and other costs (excluding any payments under this Agreement), labeling, pricing reimbursement, the likelihood of obtaining regulatory approval and pricing or reimbursement approval, the benefit of continuing development relative to the benefit of other products being developed by Parent, alternative products in the market and under development, the patent coverage, expiration, term extension and other proprietary position of the product, the applicable regulatory environment, and other factors, including technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on-investment factors, based on conditions then prevailing. It is understood that product potential may change from time to time based upon changing technical, commercial, legal, regulatory, marketing, scientific, medical and/or return-on investment-considerations.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Distributor” means any third party that purchases an Existing Product from Parent, any Assignee, any Subsidiary of Parent or any Assignee, and any Licensee for resale and that takes title to or holds inventory for resale of such Existing Product. For clarity, a “Distributor” shall not be considered a Licensee for purposes of this Agreement even if licenses are granted to such Distributor for purposes of conducting its resale activities.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Equity Award Holder” means the Holders of CVRs granted with respect to Company RSU Awards and Company PSU Awards.

“Existing Products” means each of the pharmaceutical products currently marketed by the Company under the brand names (a) ZYNTEGLO, (b) SKYSONA and (c) LYFGENIA.

“Financial Expert” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the United States Food and Drug Administration (“FDA”), and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Existing Products.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensee” means any licensee or sublicensee with respect to rights to commercialize Existing Products.

“Milestone” means the achievement of $600,000,000 in Net Sales of the Company’s Existing Products in any consecutive twelve (12) calendar month period ending on or prior to the Milestone Outside Date, provided that for the avoidance of doubt, such consecutive twelve (12) calendar month period may begin and end in separate years.

“Milestone Achievement Notice” has the meaning set forth in Section 2.4(a).

“Milestone Non-Achievement Notice” has the meaning set forth in Section 2.4(b).

“Milestone Outside Date” means December 31, 2027.

“Milestone Payment” means an amount per CVR equal to $6.84, which shall become payable upon the occurrence of the Milestone.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice relating to achievement of the Milestone.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Net Sales” means, with respect to Existing Products for the applicable period, without duplication, the gross amount billed or invoiced by a Selling Entity for the sale of Existing Products to a third party (including Distributors), less deductions for:

(a) trade, cash, quantity and prompt settlement discounts (including chargebacks and allowances), amounts paid or credited;

(b) amounts repaid or credited by reason of rejection, return, defect, damage, wastage, expiry or recall of goods or bona fide price reductions, including retroactive price reductions, or other credits or allowances for product replacement, whether cash or trade;

(c) customs and excise duties and other taxes or duties related to the sales, including sales, use, excise, value-added or similar taxes, customs duties or tariffs, mandated contributions and other governmental fees, charges and surcharges imposed on the sale of Existing Products, including VAT (net of reimbursement of any value-added taxes actually received), excise taxes and sales taxes, that the Selling Entity allocates to sales of such Existing Products in accordance with its standard policies and procedures consistently applied across its products, as applicable;

(d) rebates (or their equivalents) and similar payments made with respect to sales paid for by any Governmental Authority such as, by way of illustration and not in limitation of the parties’ rights under this Agreement, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(e) price reductions, rebates (including outcomes-based rebates), distributor fees paid to specialty distributors and specialty pharmacies, and administrative fees paid to third parties, including those paid or credited to trade customers, managed health care organizations, group purchasing organizations or pharmaceutical benefit managers relating to such Existing Products; and

(f) any invoiced amounts that are not collected by the Selling Entities, including any write-offs for bad debts (provided that amounts written off as bad debts and subsequently collected shall be included in the invoiced sales).

in the case of each of clauses (a) through (f), as determined in accordance with the Applicable Accounting Standard. Any of the deductions listed above that involves a payment by a Selling Entity shall be taken as a deduction in the calendar month in which the payment is accrued by such Selling Entity. Sales between Selling Entities shall not be included in Net Sales. For the purposes of calculating Net Sales, all Net Sales made in a currency other than dollars shall be converted into dollars using the Selling Entity’s standard conversion methodology consistent with the Applicable Accounting Standard.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to a court order (including in connection with bankruptcy or liquidation), (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC or (f) as provided in Section 2.7.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Selling Entity” means Parent, any Assignee, any Subsidiary of Parent or any Assignee, and any Licensee, but excluding Distributors.

“Subsidiary” of any Person means (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority.

“Tax Return” means any report, declaration, return, claim for refund, information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

Section 1.2 Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to any applicable law shall be deemed to refer to such applicable law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of their respective Holders (which rights were granted to the initial Holders pursuant to the terms of the Merger Agreement) to receive one contingent cash payment pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Shares held by DTC on behalf of the street holders of the Company Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of any Holder and at its sole cost, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by such Holder and the contact information maintained by the Rights Agent with respect to each Holder.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the proposed transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the proposed transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent of the same. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d) A Holder (or an authorized representative thereof) may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder (or an authorized representative thereof). Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone is achieved on or prior to the Milestone Outside Date, then as promptly as reasonably practicable (and in any event no later than sixty (60) days) after the last day of the calendar month in which the Milestone is achieved (a “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice (a “Milestone Achievement Notice”) indicating that the Milestone has been achieved, which Milestone Achievement Notice shall be accompanied by an Officer’s Certificate certifying that the Milestone was achieved prior to the Milestone Outside Date, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, in an amount equal to the aggregate amount necessary to pay the applicable Milestone Payment to all Holders pursuant to this Section 2.4(a) other than Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(d)).

(b) Within sixty (60) days following the end of each Calendar Year that begins after the date hereof and prior to the Milestone Outside Date in which the Milestone has not been achieved, Parent will deliver to the Rights Agent a certificate (each certificate delivered following the end of a Calendar Year that ends prior to the Milestone Outside Date, a “Reporting Certificate”, the certificate delivered following the end of the Calendar Year ending on the Milestone Outside Date, a “Milestone Non-Achievement Notice”, and together with the Milestone Achievement Notice and the Reporting Certificates, the “Notices”) certifying that the Holders are not entitled to receive any applicable Milestone Payment (i) in the case of a Reporting Certificate, with respect to such Calendar Year or (ii) in the case of the Milestone Non-Achievement Notice, at any time, and, in each case in the event a Reporting Certificate or Milestone Non-Achievement Notice is delivered, setting forth in reasonable detail, Parent’s calculation of the Net Sales as of the end of such Calendar Year and a breakdown of Net Sales in each month for each of the Existing Products in such Calendar Year, together with reasonable supporting documentation for such calculations. In the event a Milestone Non-Achievement Notice is delivered, such notice shall be accompanied by an Officer’s Certificate certifying that the Milestone was not achieved prior to the Milestone Outside Date, and, accordingly, no Milestone Payment Amount shall be payable to the Holders.

(c) In the event that Parent delivers a Milestone Achievement Notice, the Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the Milestone Achievement Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Achievement Notice and, other than with respect to the Equity Award Holders, pay the applicable Milestone Payment Amount, in accordance with any letter of instruction delivered by Parent to the Rights Agent, to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Achievement Notice. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Reporting Certificate or Milestone Non-Achievement Notice, send each Holder at its registered address a copy of such Reporting Certificate or Milestone Non-Achievement Notice, as applicable.

(d) In the event that Parent delivers a Milestone Achievement Notice, with respect to any Milestone Payment that is payable to Equity Award Holders, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the next regularly scheduled payroll date that is at least five (5) Business Days following the date of the delivery of the Milestone Achievement Notice, and in all events no later than the date that is thirty (30) days following the date of the delivery of the Milestone Achievement Notice or, if earlier, to the extent required to be exempt from Section 409A of the Code, the last date within the applicable “short-term deferral” period as set forth in Treasury Regulation Section 1.409A-1(b)(4)), pay, or shall cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Company’s or such Affiliate’s payroll system or accounts payable systems, as applicable (and subject to any applicable withholding Taxes pursuant to Section 3.8(e) of the Merger Agreement), the Milestone Payment Amount to each such Equity Award Holder in accordance with Section 3.7(d) of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, it is the intent of the parties that the Milestone be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that the Milestone Payment Amount to each such Equity Award Holder be exempt from Section 409A of the Code; provided, however, to the extent necessary to comply with Section 409A of the Code, such Milestone Payment Amount will be paid in compliance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code.

(e) The Holders and the parties hereto agree to treat the CVRs for all U.S. federal income Tax purposes as additional consideration for the Company Shares (or, to the extent the CVRs are received with respect to Company RSU Awards or Company PSU Awards, as compensation for services) pursuant to the Offer or the Merger Agreement, as the case may be, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other U.S. federal income Tax purposes except as required by applicable Tax law. Parent and the Company shall report imputed interest on the CVRs as required by applicable Tax law.

(f) Notwithstanding anything to the contrary in this Agreement, Parent or its applicable Affiliate (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any applicable Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent or the Rights Agent. With respect to amounts payable to Equity Award Holders, any such withholding may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder), Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders within a reasonable amount of time in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the applicable Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable Tax law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax law. Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 or IRS Form 1042-S (or in the case of payments to Equity Award Holders, an original IRS Form W-2, if applicable) or other reasonably acceptable evidence of such deduction or withholding.

(g) Subject to the following sentence, the cash delivered by Parent to the Rights Agent pursuant to Section 2.4(a)(iii) shall be deemed to have been paid in full satisfaction of all rights with respect to all Holders other than Equity Award Holders. Any portion of any applicable Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Achievement Notice will be delivered upon demand by Parent by the Rights Agent to Parent, and any Holder will thereafter look only to Parent (subject to abandoned property, escheat and other similar applicable law) for payment of the Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(h) Notwithstanding anything to the contrary in this Agreement, none of Parent, Parent’s Affiliates nor the Rights Agent will be liable to any Person in respect of any applicable Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver an applicable Milestone Payment Amount to the applicable Holder, such applicable Milestone Payment Amount has not been paid prior to the date on which such applicable Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such applicable Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) For the avoidance of doubt: (a) the applicable Milestone Payment Amount shall only be paid in respect of the Milestone, if at all, one time under this Agreement; and (b) the applicable Milestone Payment shall not become payable unless the Milestone shall have been achieved on or prior to the Milestone Outside Date.

Section 2.5 Books and Records; Audit and Information Rights; Dispute Resolution

.(a) Parent shall keep records in sufficient detail to enable the determination of the amounts (if any) payable hereunder.

(b) In the event a Milestone Non-Achievement Notice has been delivered by Parent to the Rights Agent indicating that the Milestone has not been achieved prior to the Milestone Outside Date, the Acting Holders may object to any determination or calculation set forth in any Reporting Certificate and/or the Milestone Non-Achievement Notice by delivery of a written notice thereof to Parent setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within sixty (60) days following the Rights Agent’s receipt of the Milestone Non-Achievement Notice from Parent (such sixty (60)-day period, the “Objection Period”). If the Acting Holders do not submit an Objection Notice during the Objection Period, Parent’s determination that the Milestone was not achieved prior to the Milestone Outside Date, as reflected in the applicable Reporting Certificates and/or the Milestone Non-Achievement Notice, shall be final and binding on all parties. Any determination, calculation or other item set forth in a Reporting Certificate or Milestone Non-Achievement Notice that is not disputed in an Objection Notice shall be final and binding on all parties. If the Acting Holders timely deliver to Parent an Objection Notice, Parent and the Acting Holders shall attempt in good faith to resolve such matters within thirty (30) days after receipt of such Objection Notice by Parent, and if unable to do so, Parent and the Acting Holders (on behalf of the Holders) shall jointly engage the Financial Expert and each of Parent and the Holders shall deposit into escrow fifty percent (50%) of the Financial Expert’s estimated engagement fees and expenses. In connection with any Objection Notice, Parent shall provide the Financial Expert with reasonable access during normal business hours and upon reasonable advance written request to the books and records of the Selling Entities to the extent necessary to verify (i) whether the Milestone has been achieved or (ii) Parent’s calculation of the Milestone Payment Amount. Further, subject to not less than five (5) Business Days advance written notice from the Acting Holders, Parent shall permit the Financial Expert to have reasonable access during normal business hours to the books and records of the Selling Entities as may be reasonably necessary to verify the calculation of any Milestone Payment Amount or the calculation of the amount of Net Sales in connection therewith. The Financial Expert will, under the terms of its engagement, be appointed to serve as an expert and not an arbitrator, and be required to render its written decision with respect to such disputed items and amounts within thirty (30) Business Days from the date of such appointment. The Financial Expert shall deliver to the parties a written report setting forth its adjustments, if any, to the amount of Net Sales and Milestone Payment Amount based on the Financial Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Objection Notice, the Financial Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in any applicable Reporting Certificate, the Milestone Non-Achievement Notice or the Objection Notice with respect to such item, as the case may be. The Financial Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act as arbitrator. The Financial Expert’s report shall be final, conclusive, and binding on the parties and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Financial Expert. If the Financial Expert determines that no Milestone Payment Amounts are owed to the Holders, the Acting Holders shall be responsible for all fees and expenses of the Financial Expert and all amounts deposited into escrow by Parent with respect thereto shall be promptly returned to Parent. If the Financial Expert determines that Milestone Payment Amounts are owed to the Holders, Parent shall be responsible for all fees and expenses of the Financial Expert and amounts deposited into escrow by the Holders with respect thereto shall be promptly returned to the Holders. The rights provided in this Section 2.5(b) may not be exercised on more than one occasion in the aggregate by the Holders.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates. The rights of the Holders and the obligations of Parent are contract rights limited to those expressly set forth in the Merger Agreement and this Agreement, and such Holders’ sole right to receive property thereunder and hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms of the Merger Agreement and this Agreement. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c) Neither Parent, its Affiliates, nor any of their respective directors or officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder or Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Section 6.3. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.7.

Section 2.8 Holding of Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of its services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more segregated bank accounts to be maintained by the Rights Agent in its name as agent for Parent. The Funds shall not be used for any purpose other than to pay Milestone Payments under this Agreement. The Funds shall be invested by the Rights Agent as directed by Parent; provided that such investments shall be (x) in obligations of or guaranteed by the United States of America, or (y) in United States government or United States treasury money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Funds diminish for other reasons below the level required to make prompt payment of any Milestone Payment due under this Agreement, Parent shall promptly replace or restore the portion of the Funds lost through investments or other events so as to ensure that the Funds are maintained at a level sufficient to make such payment. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to this Agreement shall be for the benefit of Parent and promptly returned to Parent.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this Article 3) to act as the Rights Agent and such Holder’s agent, representative, proxy and attorney-in-fact for the purpose of enforcing such Holder’s rights under this Agreement, and exercising, on behalf of all Holders, the rights and powers of the Holders hereunder and thereunder. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or to the extent directed to by the Acting Holders in writing. Parent and its Affiliates shall be entitled to rely solely on the Rights Agent as an authorized representative of the Holders with respect to any such matters concerning the Holders arising hereunder for which the Rights Agent is acting at the written direction of the Acting Holders.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights. The Rights Agent may only proceed to and shall be entitled and empowered to protect and enforce the rights herein for the benefit of and on behalf of all Holders to the extent directed to by the Acting Holders in writing. No individual Holder shall be entitled to protect and enforce its rights or the rights of the Holders other than through the Rights Agent under the direction of the Acting Holders, as provided for in this Section 3.1.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon and that does not constitute gross negligence or willful or intentional misconduct;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who has been approved in writing by the Acting Holders, which successor shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give or cause to be given notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send or cause to be sent such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time and (b) in the case of Equity Award Holders, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

Section 4.2 Additional Covenants.

(a) Parent shall use Commercially Reasonable Efforts to achieve the Milestone prior to the Milestone Outside Date.

(b) In the event that Parent enters into an agreement to consummate a Change of Control after the Closing Date but before (i) if a Milestone has been achieved, payment of the amount required by Section 2.4 to the Holders, or (ii) if a Milestone has not yet been achieved, the Milestone Outside Date, then in either case Parent shall cause the acquirer to assume Parent’s obligations, duties and covenants under this Agreement upon the consummation of such Change of Control to the extent not so assumed by operation of law; provided, that such assumption shall not release Parent from any obligations, duties or covenants under this Agreement.

(c) If, prior to the earlier to occur of (i) a Milestone being achieved and (ii) the Milestone Outside Date, Parent or its applicable Affiliates, directly or indirectly, by a sale, merger, joint venture, exclusive license or any similar transaction or arrangement, sell, transfer, convey or otherwise dispose of a material portion or all of their respective rights (including Company Intellectual Property Rights with respect thereto) in and to any Existing Product to a third party (other than Parent or any of its Affiliates) (each, a “Product Transfer” and “Product Transferee”, as applicable), the Product Transferee shall be deemed to be a Selling Entity hereunder with respect to such Existing Product and the definitive agreement for such transaction shall require such Product Transferee to provide such information to Parent as is necessary to enable the determination of the Net Sales arising from the Product Transferee for each Calendar Year until the Milestone Outside Date; provided, that this Section 4.2(c) shall not be applicable to a Change of Control. For clarity, the foregoing shall not apply with respect to sales of inventory or the use by Parent or any of its Affiliates of contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors, distributors and marketers in the ordinary course of business to perform research, development, manufacturing, commercialization, marketing and similar activities on behalf of Parent or any of its Affiliates.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may, and the Rights Agent shall, if directed by Parent, enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3 provided, that such succession shall not release Parent without the consent of the Holders;

(ii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any applicable state securities or “blue sky” laws;

(iv) as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 6.3; and/or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.7 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgement of receipt) and shall be given:

if to the Rights Agent, to it at:

[Name of Rights Agent]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

with a copy (which shall not constitute notice) to:

[name of counsel]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

if to Parent or the Surviving Corporation, to it at:

c/o The Carlyle Group

One Vanderbilt Avenue

New York, NY 10017

Attention: Joe Bress; Zachary Marshall

Email: Joe.Bress@carlyle.com; Zachary.Marshall@carlyle.com

c/o SK Capital Partners, LP

430 Park Avenue, 18th Floor

New York, NY 10022

Attention: Aaron Davenport, Santiago Nielsen and James Gaven

Email: adavenport@skcapitalpartners.com;

snielsen@skcapitalpartners.com; jgaven@skcapitalpartners.com with copies (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

222 Berkeley Street, Suite 2000

Boston, MA 02116

Attention: Gregg Griner

Email: ggriner@orrick.com

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Avenue NW

Washington, DC 20037

Attention: Tony Chan

Email: tychan@orrick.com

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark A. Stagliano

Email: MAStagliano@wlrk.com

Kirkland & Ellis LLP

98 SE 7th St, Suite 700

Miami, Florida 33131

Attention: Matthew S. Arenson, P.C.

Telephone: (305) 432-5757

E-mail: matthew.arenson@kirkland.com

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, Illinois 60654

Attention: Justin L. Joffe

Telephone: (312) 862-3399

Email: justin.joffe@kirkland.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), (an “Assignee”)), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment and performance and observance of all of the covenants and obligations (including any payment obligations) of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.5 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c)

agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.7 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8 Termination. This Agreement will be terminated and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register (or payment by wire transfer, as applicable) the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the failure to achieve the Milestone by the Milestone Outside Date, and (c) the delivery of a written notice of termination duly executed by Parent and the Acting Holders. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement will relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination. For the avoidance of doubt, the right of any Holder to receive the Milestone Payment with respect to the Milestone, and any covenants and obligations of Parent, shall be irrevocably terminated and extinguished if the Milestone is not achieved before the Milestone Outside Date or the termination of this Agreement, whichever is earlier.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 6.10 Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the Milestone Payment Date or other required date, as the case may be.

Section 6.11 Section 409A. Parent intends that the Milestone Payment Amount to each Equity Award Holder made under this Agreement and Section 3.7(d) of the Merger Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder and any state law of similar effect (collectively “Section 409A”) so that no such payment will be subject to the additional tax imposed under Section 409A and accordingly, to the maximum extent permitted (and to the extent there are any ambiguities), this Agreement and Section 3.7(d) of the Merger Agreement shall be interpreted to so comply or be exempt. Each payment of a Milestone Payment Amount in respect of a Company RSU Award or Company PSU Award payable under this Agreement and Section 3.7(d) of the Merger Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Section 6.12 Confidentiality. The Rights Agent agrees that all books, records, information and data pertaining to the business of Parent or its Affiliates, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall not be used by the Rights Agent for any purpose other than carrying out its duties under this Agreement and shall not be voluntarily disclosed by the Rights Agent to any other Person, including any Holder, except as may be required by a valid order of any Governmental Authority of competent jurisdiction or is otherwise required by applicable law, the rules and regulations of the Securities and Exchange Commission, or pursuant to subpoenas from state or federal Governmental Authorities (subject to (x) the Rights Agent notifying, to the extent practicable, Parent of such potential disclosure reasonably in advance of such disclosure, (y) cooperating with Parent, at Parent’s expense, in any effort to restrict disclosure of such book, records, information or data and (z) the Rights Agent only disclosing such books, records, information or data that is required to be so disclosed by such valid order, such applicable law, rule or regulation of the Securities and Exchange Commission or such subpoena). This Section 6.12 shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Section 6.13 Surviving Corporation Guarantee. As material inducement to the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Surviving Corporation hereby irrevocably and unconditionally guarantees to the Company the due and punctual performance of all obligations of Parent hereunder, including Parent’s obligations under Section 2.4, in each case when, as and if due (collectively, the “Surviving Corporation Guaranteed Obligations”). To the fullest extent permitted by applicable Law, the Surviving Corporation hereby expressly waives any and all rights and defenses arising by reason of any applicable Laws other than any defenses available to Parent that would otherwise require any election of remedies by the Holders. Without limiting the generality of the foregoing, the Surviving Corporation expressly waives: (i) notice of the acceptance by the Holders of this guarantee; (ii) notice of the non-performance of all or any of the Surviving Corporation Guaranteed Obligations; (iii) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever, in respect of any or all of the Surviving Corporation Guaranteed Obligations (except notices required to be given hereunder); (iv) any defense arising by reason of any claim or defense based upon an election of remedies, including the failure or delay in exercising remedies against Parent by the Holders which in any manner affects any of its rights to proceed against the Surviving Corporation other than any claims or defenses available to Parent; and (v) any defense arising from the bankruptcy or insolvency of Parent. The Surviving Corporation agrees that this guaranty is one of payment, not merely of collection and not merely that of a surety, and that the Holders shall not be required to pursue any right or remedy it may have against Parent under this Agreement or otherwise or to first commence any proceeding or obtain any judgment against Parent in order to enforce this Section 6.13. For the avoidance of doubt, this Section 6.13 shall survive for so long as the obligations of Parent hereunder are outstanding. Notwithstanding anything to the contrary in this Section 6.13, this Section 6.13 shall be enforceable only by the Acting Holders.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BEACON PARENT HOLDINGS, L.P.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Solely for purposes of Section 6.13:

BLUEBIRD BIO, INC.

By:
Name:
Title:

[Signature page to Contingent Value Rights Agreement]